   As filed with the Securities and Exchange Commission on January 26, 1996


                                                     Registration No. 33-71894

------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   ----------


                      PRE-EFFECTIVE AMENDMENT NO. 1 TO

                      POST-EFFECTIVE AMENDMENT NO. 2 TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                      under the Securities Act of 1933
                                   ----------

                         CORTEX PHARMACEUTICALS, INC.
                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

       DELAWARE                        2834                    33-0303583
(STATE OR JURISDICTION          (PRIMARY STANDARD           (I.R.S. EMPLOYER
 OF INCORPORATION OR        INDUSTRIAL CLASSIFICATION      IDENTIFICATION NO.)
    ORGANIZATION)                  CODE NUMBER)

                             15241 Barranca Parkway
                            Irvine, California 92718
                                 (714) 727-3157
                          (ADDRESS AND TELEPHONE NUMBER
                         OF PRINCIPAL EXECUTIVE OFFICES
                        AND PRINCIPAL PLACE OF BUSINESS)

                                 D. Scott Hagen
                  Acting President and Chief Operating Officer
                             15241 Barranca Parkway
                            Irvine, California 92718
                                 (714) 727-3157
                               (NAME, ADDRESS AND
                     TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                  Copies to:

                              Nick E. Yocca, Esq.
                            Lawrence B. Cohn, Esq.
                       Stradling, Yocca, Carlson & Rauth
                          A Professional Corporation
                      660 Newport Center Drive, Suite 1600
                        Newport Beach, California 92660
                                 (714) 725-4000
                                   ----------

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: __________.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering: __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: __________.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box:     X    .
                              __________

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                   ----------

                          CORTEX PHARMACEUTICALS, INC.
                              CROSS REFERENCE SHEET

                  Showing Location in Prospectus of Information
                         Required by Items of Form SB-2

FORM SB-2 ITEM NUMBER AND CAPTION                       PROSPECTUS CAPTION

1.  Front of the Registration Statement
      and Outside Front Cover Page of
      Prospectus..................................... Outside Front Cover Page

2.  Inside Front and Outside Back Cover
      Pages of Prospectus............................ Inside Front Cover Page;
                                                        Outside Back Cover Page

3.  Summary Information and Risk Factors............. Prospectus Summary;
                                                        Risk Factors

4.  Use of Proceeds.................................. Use of Proceeds

5.  Determination of Offering Price.................. Not Applicable

6.  Dilution......................................... Not Applicable

7.  Selling Security Holders......................... Selling Stockholders

8.  Plan of Distribution............................. Outside Front Cover
                                                        Page; Plan of
                                                        Distribution

9.  Legal Proceedings................................ Business

10. Directors, Executive Officers, Promoters
      and Control Persons............................ Management

11. Security Ownership of Certain Beneficial
      Owners and Management.......................... Management; Certain
                                                        Transactions; Principal
                                                        Stockholders

12. Description of Securities........................ Outside Front Cover
                                                        Page; Capitalization;
                                                        Description of
                                                        Securities; Plan of
                                                        Distribution

13. Interests of Named Experts and Counsel........... Not Applicable

14. Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities. Not Applicable

15. Organization Within Last Five Years.............. Certain Transactions

16. Description of Business.......................... Business

17. Management's Discussion and Analysis
      or Plan of Operation........................... Management's
                                                        Discussion and Analysis
                                                        of Financial Condition
                                                        and Results of
                                                        Operations

FORM SB-2 ITEM NUMBER AND CAPTION                       PROSPECTUS CAPTION

18. Description of Property.......................... Business

19. Certain Relationships and Related Transactions... Certain Transactions

20. Market for Common Equity and Related
      Stockholder Matters............................ Prospectus Summary;
                                                        Dividend Policy; Price
                                                        Range of Common Stock

21. Executive Compensation........................... Management

22. Financial Statements............................. Financial Statements of
                                                        the Company

23. Changes in and Disagreements with Accountants
      on Accounting and Financial Disclosure......... Not Applicable

-------------------

PROSPECTUS




                              CORTEX PHARMACEUTICALS, INC.


                            1,350,000 Shares of Common Stock
                              (Par Value $0.001 Per Share)


This Prospectus relates to the sale of up to 1,350,000 shares (the "Shares") of the common stock, par value $0.001 per share (the "Common Stock"), of Cortex Pharmaceuticals, Inc. ("Cortex" or the "Company") by certain stockholders of the Company (the "Selling Stockholders"). The Selling Stockholders may sell the Shares from time to time in transactions in the over-the-counter market, in negotiated transactions, by writing options on the Shares or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. See "Selling Stockholders" and "Plan of Distribution."

The Company will not receive any part of the proceeds from the sale of the Shares. The Selling Stockholders and such brokers-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. The Company has agreed to bear all of the expenses in connection with the registration and sale of the Shares (other than underwriting discounts and selling commissions and the fees and expenses of counsel or other advisors to the Selling Stockholders).


The Common Stock of the Company trades on the Nasdaq Small-Cap Market under the symbol CORX. On January 15, 1996, as reported by Nasdaq, the high and low sale prices of a share of Common Stock of the Company were $4 and $3-11/16, respectively. See "Price Range of Common Stock."


   SEE "RISK FACTORS" BEGINNING AT PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION
     OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
                       OF THE COMMON STOCK OFFERED HEREBY.

                                   ----------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is January ___, 1996.

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Reports and other information on the Company may be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

This Prospectus constitutes part of a Registration Statement (the "Registration Statement") on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements and exhibits filed as a part thereof. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission as provided in the preceding paragraph, and copies of all or any part thereof may be obtained from the Commission's Public Reference Section at prescribed rates.

                               PROSPECTUS SUMMARY
THE FOLLOWING IS A SUMMARY QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. ALL SHARE AND PER SHARE DATA HAVE BEEN RESTATED TO REFLECT A ONE-FOR-FIVE REVERSE STOCK SPLIT THAT WAS EFFECTED JANUARY 11, 1995. AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

THE COMPANY

Cortex Pharmaceuticals, Inc. ("Cortex" or the "Company") is a development stage enterprise organized in 1987 to engage in the discovery and development of innovative pharmaceuticals to treat age-dependent neurological diseases and disorders. The primary product development effort at Cortex is centered on the AMPA receptor, a complex of proteins that is involved in most communication between nerve cells in the human brain. Cortex is developing a family of chemical compounds, known as AMPAKINEs-TM-, that modulate the normal biological activity of this receptor. Cortex believes that AMPAKINEs hold great promise for correcting chemical imbalances brought on by a variety of diseases and disorders that are known, or thought, to involve depressed functioning of certain pathways in the brain. In October 1994, the Company initiated human safety studies in Europe in healthy young volunteers with CX516 (AMPALEX-TM-) for the potential treatment of deficits of memory and cognition due to Alzheimer's disease, and recently reported that it had observed positive effects on memory performance in the first Phase I study. A second Phase I study in healthy elderly volunteers was initiated in June 1995. The Company plans to maintain a strong focus on AMPAKINEs, but also to increase its research and development activities in the area of developing pharmaceuticals to slow or halt the fundamental progression of Alzheimer's disease. Cortex will also be seeking a corporate partnership with a larger pharmaceutical company for joint development of its calpain inhibitor products for the potential treatment of a variety of medical conditions, which products were recently reacquired from Alkermes, Inc.

Cortex believes that its competitive advantage is the quality of its science and technology, and that it can compete effectively with larger, more established, better capitalized entities in the area of discovery of innovative pharmaceuticals. The Company does not, however, have the resources or expertise for later-stage clinical development, manufacturing and worldwide marketing of major pharmaceuticals. The Company's commercial development plans therefore involve partnering with larger pharmaceutical companies for Phase II and later clinical testing, manufacturing and global marketing of its proposed products, while attempting to retain the right to eventually co-promote in the United States. If the Company is successful in the pursuit of this strategy, it is intended that it will be in a position to contain its costs over the next few years, to maintain its focus on the research and early development of innovative pharmaceuticals, and to eventually participate more fully in the commercial development of its proposed products in the United States. Cortex is actively seeking collaborative or licensing arrangements with larger pharmaceutical companies that will permit its product candidates to be advanced into the later stages of clinical development and that will provide access to the extensive clinical trials management, manufacturing and marketing expertise of such companies. There can be no assurance, however, that the Company will secure such arrangements on favorable terms, or at all, or that its products will be successfully developed and approved for marketing by government regulatory agencies, or accepted by patients, health care providers and insurers.

Cortex was incorporated in Delaware on February 10, 1987. The Company's offices and laboratories are located at 15241 Barranca Parkway, Irvine, California, 92718, and its telephone number is (714) 727-3157.

AMPALEX-TM- and AMPAKINE-TM- are trademarks of Cortex Pharmaceuticals, Inc. This Prospectus also includes registered trademarks of other companies.

RISK FACTORS

An investment in the Shares offered hereby involves a high degree of risk. See "Risk Factors."

                         SELECTED FINANCIAL INFORMATION

The selected financial information set forth below is derived from and should be read in conjunction with the more detailed financial statements (including the notes thereto) appearing elsewhere in this Prospectus.

STATEMENTS OF OPERATIONS DATA:

                                                            (Unaudited)
                                                            Period from                                    Period from
                                     (Unaudited)             inception                                      inception
                                 Three months ended        (February 10,                                  (February 10,
                                    September 30,          1987) through      Years ended June 30,        1987)through
                             --------------------------    September 30,   --------------------------       June 30,
                                 1995           1994           1995            1995            1994           1995
-----------------------------------------------------------------------------------------------------------------------

Total revenues               $        --    $        --    $  3,694,717    $        --    $    39,665    $  3,694,717
Total operating expenses         988,922      1,500,697      26,915,261      7,031,842      5,007,650      25,926,339
                             -----------    -----------    ------------    -----------    -----------    ------------
Loss from operations            (988,922)    (1,500,697)    (23,220,544)    (7,031,842)    (4,967,985)    (22,231,622)
Interest income, net              34,312         44,812       1,204,557        196,310        262,994       1,170,245
                             -----------    -----------    ------------    -----------    -----------    ------------
Net loss                     $  (954,610)   $(1,455,885)   $(22,015,987)   $(6,835,532)   $(4,704,991)   $(21,061,377)
                             ===========    ===========    ============    ===========    ===========    ============
Weighted average common
  shares outstanding           6,086,804      6,073,942                      6,075,454      4,880,338
                             ===========    ===========                    ===========    ===========
Net loss per share           $     (0.16)   $     (0.24)                   $     (1.13)   $     (0.97)
                             ===========    ===========                    ===========    ===========


BALANCE SHEET DATA:


                                                                                       June 30,
                                                       (Unaudited)        --------------------------------
                                                   September 30, 1995         1995                1994
----------------------------------------------------------------------------------------------------------

Total current assets (1)                              $  3,103,850        $  3,931,448        $  9,702,938

Total assets (1)                                         3,998,354           4,886,372          10,441,998

Total current liabilities                                  507,507             603,660             720,367

Redeemable preferred stock                                      --                  --             433,750

Deficit accumulated during the development stage        (22,155,661)       (21,201,051)        (14,365,519)

Total stockholders' equity (1)                        $   2,482,896       $  3,272,696        $  9,287,881

Common shares outstanding                                 6,159,855          6,085,201           6,073,942



-------------------

(1) Excludes net proceeds of approximately $3.6 million received in December 1995 in connection with a private placement of Series C Preferred Stock. See "Capitalization" and "Description of Securities."

                                  RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE IN NATURE, INVOLVES A HIGH DEGREE OF RISK, AND SHOULD NOT BE MADE BY ANY INVESTOR WHO CANNOT AFFORD THE LOSS OF HIS ENTIRE INVESTMENT. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND SPECULATIVE FACTORS, AS WELL AS OTHERS DESCRIBED ELSEWHERE IN THIS PROSPECTUS, ASSOCIATED WITH THIS OFFERING BEFORE MAKING AN INVESTMENT.


NEED FOR ADDITIONAL FUNDS. Cortex anticipates that its existing capital resources (including approximately $3,600,000 received in connection with the placement of Series C Preferred Stock in December 1995) will enable it to maintain its current and planned operations through December 1996. The Company will require additional funds to continue its operations beyond December 1996. There can be no assurance that the Company will be able to obtain the additional needed funds on reasonable terms, or at all, particularly in light the the Company's current lack of a permanent Chief Executive Officer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



LACK OF PERMANENT CHIEF EXECUTIVE OFFICER. Alan A. Steigrod resigned as President and Chief Executive Officer of the Company effective October 31, 1995. A Board committee consisting of Jerome M. Arnold and Davis L. Temple, Jr., Ph.D., both directors of Cortex, was created by the Board of Directors to serve as the Office of Chief Executive, and D. Scott Hagen, Vice President and Chief Financial Officer, was appointed as Acting President and Chief Operating Officer. The Board has appointed a search committee to identify and recruit, with the assistance of a retained executive search firm, a permanent Chief Executive Officer for the Company. The lack of a permanent Chief Executive Officer may impair the Company's ability to secure larger pharmaceutical company partners for the development of its products.


DEVELOPMENT STAGE COMPANY; HISTORY OF LOSSES. Cortex is a development stage enterprise. From inception on February 10, 1987 through September 30, 1995, the Company has generated only modest operating revenues and has incurred net losses aggregating $22,015,987. As of September 30, 1995, the Company had an accumulated deficit of $22,155,661. The Company will require substantial additional funds to advance its research and development programs, particularly should the Company decide to independently conduct later-stage clinical testing and apply for regulatory approval of any of its proposed products. There can be no assurance that such additional financing will be available on acceptable terms, or at all. If additional funds are raised by issuing equity securities, further dilution to existing stockholders may result. If the Company is unable to obtain additional funds when and as needed, the Company may be required to significantly curtail one or more of its product development programs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

TECHNOLOGICAL UNCERTAINTY; EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF REGULATORY APPROVALS. The Company's proposed products are in the preclinical or early clinical stage of development and will require significant further research, development, clinical testing and regulatory clearances. They are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products are found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances, that the proposed products, although effective, will be uneconomical to market, that third parties may now or in the future hold proprietary rights that preclude the Company from marketing them, or that third parties will market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products or applications. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least five years, either directly or through its corporate partners or licensees. There can be no assurance that the Company's proposed products will prove to be safe or effective or receive regulatory approvals that are required for commercial sale. See "Business."

DEPENDENCE ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING. The Company does not have the resources, and does not presently intend, to conduct later-stage human clinical trials or to manufacture any of its proposed products. The Company is therefore seeking larger pharmaceutical company partners to conduct such activities for most or all of its proposed products. In connection with its efforts to secure corporate partners, the Company will seek to retain certain co-promotional rights to its proposed products, so that it may promote such products to selected medical specialists while its corporate partner promotes to the general medical market. There can be no assurance that the Company will be able to enter into any such partnering arrangements on this or any other basis. In addition, there can be no assurance that either the Company or its prospective corporate partners can successfully introduce its proposed products, that they will achieve acceptance by patients, health care providers and insurance companies, or that they can be manufactured and marketed at prices that would permit the Company to operate profitably. See "Business."

DEPENDENCE ON RELATIONSHIPS WITH KEY CONSULTANTS AND THE UNIVERSITY OF CALIFORNIA, IRVINE. The Company is highly dependent upon its relationships with a number of key academic consultants, particularly Drs. Carl W. Cotman and Gary S. Lynch of the University of California, Irvine ("UCI"). Drs. Cotman and Lynch play an important role in guiding the internal research of the Company. In addition, Cortex sponsors research in the laboratories of Dr. Lynch at UCI that is an important component of the Company's product development and corporate partnering profile. The sponsored research is highly technically demanding and involves the use of expensive equipment, much of it custom-built, that is the property of UCI. Were Cortex's relationships with Dr. Lynch or UCI to be disrupted, it is likely that the Company's AMPA receptor research program would be adversely affected, and there is no assurance that the Company would be able to conduct the sponsored research internally at reasonable cost, or at all. The Company's agreements with its consultants, including those with Drs. Cotman and Lynch, are generally terminable by the consultant on short notice. The loss of services of certain of these individuals, and particularly Dr. Lynch, could have a material adverse effect on the Company. See "Management."

LIMITED PROPRIETARY RIGHTS; LACK OF PATENT PROTECTION. Since its initial public offering in July 1989, the Company has negotiated technology rights agreements giving it exclusive rights to its proposed cognition enhancement products and calpain inhibitor products under patents or patent applications owned wholly by other parties or by other parties as co-owners with the Company. The Company also holds options or other rights to obtain exclusive licenses under patent applications relating to certain of its potential products. Certain of the Company's licenses and other agreements are terminable if the Company does not make certain minimum annual payments, meet certain milestones or diligently seek to commercialize the underlying technology. In addition, the Company's related collaborative and consulting agreements are generally terminable upon 30 to 60 days' written notice.

There can be no assurance that current or future patent applications in which Cortex has an interest, either as sole owner or as a current or prospective licensee, will result in patents being issued. There can also be no assurance that patents issuing in the future in connection with current or future patent applications will afford effective protection against competitors with similar technology, or that any patents issued or licensed to Cortex will not be infringed upon or designed around by others.

If Cortex is unable to obtain protection of its proprietary rights in its products or processes prior to or after obtaining regulatory clearances, whether through patents, trade secrets or otherwise, competitors may be able to market competing products by obtaining regulatory clearance through demonstration of equivalency to the Company's products, without being required to conduct the same lengthy clinical tests conducted by the Company.

In some cases, Cortex may rely on trade secrets to protect its innovations. There can be no assurance that secrecy obligations will be honored or that others will not independently develop similar or superior technologies. To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to the Company's projects, disputes may arise as to the proprietary rights to such information that may not be resolved in favor of the Company. See "Business--Patents and Proprietary Rights."

COMPETITION. The Company's business is characterized by intensive research efforts. Many companies, research institutes and universities are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those under investigation by the Company. Most of these companies, research institutes and universities have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than Cortex. In addition, many of such companies have experience in undertaking human clinical trials of new or improved therapeutic products and obtaining FDA and other regulatory clearances of products for use in human health care. The Company has no experience in conducting and managing clinical testing or in preparing applications necessary to gain regulatory clearances. Accordingly, other companies may succeed in developing products that are safer or more effective than those proposed to be developed by the Company and in obtaining FDA clearances for such products more rapidly than the Company. Further, it is expected that competition in this field will continue to intensify over the next few years. See "Business--Competition."

DEPENDENCE UPON KEY PERSONNEL. Cortex is highly dependent upon key management and technical personnel. Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate the additional highly-skilled employees and consultants required for the Company's activities, could materially adversely affect its business and prospects. There can be no assurance that Cortex will be able to retain its existing personnel or attract additional qualified employees when they are needed. See "Business" and "Management."

GOVERNMENT REGULATION. Therapeutic products such as those proposed to be developed by Cortex are subject to an extensive and lengthy regulatory review and approval process by the FDA and comparable agencies in other countries. Prior to commercialization, the Company's products will require governmental approvals that have not yet been obtained and that are not expected to be obtained for several years, if at all. The regulatory process, which includes pre-clinical, clinical and post-clinical testing of the Company's products to establish their safety and efficacy, will take many years and require the expenditure of substantial resources. There can also be no assurance that, even after such time and expenditures, regulatory clearances will be obtained for any of the Company's products. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market. In addition, the current administration in the U.S. is proposing changes in federal regulation and reimbursement policies intended to facilitate the delivery of cost-effective health care. The implementation of such proposed changes may affect the regulation and availability of, and the pricing and reimbursement for, health care products. The Company is unable to predict the effect, if any, that these proposed changes will have on the Company. See "Business--Government Regulation."

PRODUCT LIABILITY AND INSURANCE. The clinical testing, manufacturing and marketing of the Company's products may expose the Company to product liability claims. Cortex maintains liability insurance with coverage limits of $5 million per occurrence and $5 million in the annual aggregate. Although the Company has never been subject to a product liability claim, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate or that one or more successful claims brought against the Company would not have a material adverse effect upon the Company's business, financial condition and results of operations.

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; SHARES ELIGIBLE FOR FUTURE SALE. The Company's Common Stock has been publicly traded since July 1989. Although the Company currently has approximately 20 market makers, there can be no assurance that an active or established trading market for the Company's Common Stock will be maintained. The Company's Common Stock currently trades on the Nasdaq Small Cap Market. There can be no assurance that the Company's Common Stock will continue to be traded on the Nasdaq Small Cap Market.

There is significant volatility in the market price of securities of life sciences companies generally, and the trading price of the Company's Common Stock has been subject to wide fluctuations. See "Price Range of Common Stock." Various factors and events, including announcements by the Company or its competitors concerning technological innovations, new products, proposed governmental regulations or actions, developments or disputes relating to patents or proprietary rights and public concern over the safety of therapeutic products or other factors that affect the market generally, may have a significant impact on the Company's business and on the market price of the Company's securities.


If all outstanding warrants and options are exercised prior to their expiration, approximately 2,000,000 additional shares of Common Stock could become freely tradeable without restriction under the Securities Act. An aggregate of 29,384 shares of Common Stock are issuable upon conversion of currently outstanding 9% Preferred Stock and Series B Preferred Stock. On issuance such shares will be freely tradeable. In addition, commencing January 22, 1996, one-third of the outstanding shares of Series C Preferred Stock become convertible into Common Stock, with another third becoming convertible on February 21, 1996 and the last third becoming convertible on March 22, 1996. The exact number of shares issuable upon conversion depends upon the date of conversion and the market price of the Common Stock on the five trading days preceding such conversion. Assuming all of the shares of Series C Preferred Stock are converted on the earliest possible day, and that the market prices on such dates exceeds $3.32, an aggregate of 1,415,929 shares of Common Stock will be issued. All of such shares may be freely tradeable. See "Description of Securities." Sales of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock.


DIVIDENDS. The Company has not paid cash dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The Company may not pay any dividends on its Common Stock until accrued and unpaid dividends on the 9% Preferred Stock have been paid in full. As of September 30, 1995, accrued and unpaid dividends on the 9% Preferred Stock were $54,450. See "Dividend Policy."


ANTI-TAKEOVER PROVISIONS. The Board of Directors has the authority, without further approval of the Company's stockholders, to issue up to 549,840 shares of Preferred Stock having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of additional shares of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. See "Description of Securities."


                                USE OF PROCEEDS

The proceeds from the sale of each Selling Stockholder's Shares will belong to the Selling Stockholders. The Company will not receive any of the proceeds from such sales of the Shares.

                           PRICE RANGE OF COMMON STOCK

The Common Stock (Nasdaq symbol: "CORX") began trading publicly in the over-the-counter market on July 18, 1989. The following table presents quarterly information on the high and low sale prices of the Common Stock for the fiscal years ended June 30, 1995 and 1994, and thereafter, as reported by Nasdaq. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, may not represent actual transactions and have been adjusted for a one-for-five reverse stock split that became effective January 11, 1995.



                                                        High      Low

                                                     -------   -------

FISCAL YEAR ENDING JUNE 30, 1996

Third Quarter (through January 15, 1996)............. $ 4-1/4   $ 3-1/2
Second Quarter.......................................  5-17/32    2-3/8
First Quarter........................................   6-3/8     2-7/8

FISCAL YEAR ENDED JUNE 30, 1995

Fourth Quarter.......................................   3-3/4     2-1/2
Third Quarter........................................   3-3/4     1-5/8
Second Quarter.......................................   5-5/32    3-1/8
First Quarter........................................   5-5/16    3-3/4

FISCAL YEAR ENDED JUNE 30, 1994

Fourth Quarter.......................................   8-1/8    4-11/16
Third Quarter........................................  10-5/16    6-7/8
Second Quarter.......................................  14-1/16   7-13/16
First Quarter........................................ 12-13/16    6-7/8




As of January 1, 1996, there were 595 stockholders of record of the Company's Common Stock, and approximately 7,400 beneficial owners. The last sale price of the Company's Common Stock on January 15, 1996, as reported by Nasdaq, was $ 3-11/16.


                                 DIVIDEND POLICY

The Company has never paid cash dividends on the Common Stock and does not anticipate paying such dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the Company's business. The outstanding shares of 9% Preferred Stock bear a fixed dividend of $0.09 per share per annum, which accrues in equal semiannual installments on June 15 and December 15 of each year, which dividends must be paid in full before any dividends can be paid on the Common Stock. As of September 30, 1995, accrued and unpaid dividends on the 9% Preferred

Stock were $54,450. The payment of future dividends, if any, will be determined by the Board of Directors in light of conditions then existing, including the Company's financial condition and requirements, future prospects, restrictions in financing agreements, business conditions and other factors deemed relevant by the Board of Directors.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1995. The figures are unaudited, and this table should be read in conjunction with the financial statements (including the notes thereto) included elsewhere in this Prospectus.


                                                           September 30, 1995 (1)(2)
                                                           -------------------------

Note payable issuable to Alkermes, Inc.                           $ 1,000,000
Stockholders' equity (2):
   9% cumulative convertible preferred stock,
      $0.001 par value; $1.00 per share liquidation
      preference; authorized: 1,250,000 shares;
      issued and outstanding: 370,000 shares                          110,000
   Series B convertible preferred stock, $0.001 par
      value; $0.6667 per share liquidation preference;
      authorized: 3,200,000 shares; issued and
      outstanding: 525,000 shares                                      86,810
   Common stock, $0.001 par value; authorized
      20,000,000 shares ; issued and outstanding:
      6,085,201 shares                                                  6,160
   Additional paid-in capital                                      24,573,281
   Deferred compensation                                             (131,220)
   Unrealized loss on available for sale
      U.S. Government securities                                       (6,474)
   Deficit accumulated during the development stage               (22,155,661)
                                                                 ------------
   Total stockholders' equity                                       2,482,896
                                                                 ------------
Total capitalization                                             $  3,482,896
                                                                 ============


-------------------
(1) Excludes an aggregate of 3,001,410 shares of Common Stock reserved for issuance upon possible exercise of outstanding warrants and options and an aggregate of 29,384 shares of Common Stock reserved for issuance upon conversion of outstanding preferred stock. See "Description of Securities" and Notes 3, 4 and 5 of Notes to Financial Statements.

(2) On December 8, 1995, the Company issued 160 shares of newly created
    Series C Preferred Stock, at a price of $25,000 per share, for an aggregate of $4,000,000. The Series C Preferred Stock is convertible as to one-third of total shares on each of January 22, 1996, February 21, 1996 and March 22, 1996, into Common Stock at an effective conversion price of the lower of (i) $2.825 per share of Common Stock or (ii) 85% of the fair market value of the Common Stock on the date of conversion based on the average bid price during the five trading days prior to the date of conversion. Based on the $2.825 conversion price, the Series C Preferred Stock is convertible into an aggregate of 1,415,929 shares of Common Stock. At any time the fair market value of the Common Stock is less than $3.32 per share, the effective conversion price will be lower than $2.825 and the Series C Preferred Stock will be convertible into a larger number of shares of Common Stock. See "Description of Securities."

                            SELECTED FINANCIAL DATA

The selected financial data with respect to the Company presented below for the fiscal years ended and as of June 30, 1995 and 1994 and the period from inception (February 10, 1987) through June 30, 1995 are derived from and should be read in conjunction with the more detailed financial statements (including the notes thereto) of the Company, which have been audited by Ernst & Young LLP, independent auditors, whose report thereon is included elsewhere herein and in the Registration Statement. The selected financial data for the years ended and as of June 30, 1993, 1992 and 1991 is derived from audited financial statements that are not included in this Prospectus. The selected financial data for the three-month periods ended September 30, 1995 and 1994 and the period from inception (February 10, 1987) through September 30, 1995 are derived from unaudited interim financial statements. The unaudited interim financial statements include all adjustments (consisting only of normally recurring accruals) that management considers necessary for a fair presentation of the Company's financial position and results of operations for the periods presented. Operating results for the three-month period ended September 30, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending June 30, 1996.

STATEMENTS OF OPERATIONS DATA:


                                                                                                               Period from
                                                                                                                inception
                                                                                                              (February 10,
                                                            Years ended June 30,                              1987) through
                                  ------------------------------------------------------------------------       June 30,
                                      1995           1994           1993           1992            1991              1995
---------------------------------------------------------------------------------------------------------------------------

Operating revenues:
  Research/license revenue (1)    $        --    $        --    $   2,600,000    $ 1,000,000    $        --    $  3,600,000
  Grant revenue                            --         39,665           10,103             --         33,712          94,717
                                  -----------    -----------    -------------    -----------    -----------    ------------
   Total operating revenues                --         39,665        2,610,103      1,000,000         33,712       3,694,717
                                  -----------    -----------    -------------    -----------    -----------    ------------
Operating expenses:
  Research & development            4,138,731      3,226,858        2,316,622      2,284,283      1,917,857      16,291,535
  General & administrative          1,665,134      1,780,792        1,101,134      1,164,148        865,722       8,406,827
  Settlement with Alkermes, Inc.    1,227,977             --               --             --             --       1,227,977
                                  -----------    -----------    -------------    -----------    -----------    ------------
   Total operating expenses         7,031,842      5,007,650        3,417,756      3,448,431      2,783,579      25,926,339
                                  -----------    -----------    -------------    -----------    -----------    ------------
Loss from operations               (7,031,842)    (4,967,985)        (807,653)    (2,448,431)    (2,749,867)    (22,231,622)
Interest income, net                  196,310       262,994            46,117         93,661        155,899       1,170,245
                                  -----------    -----------    -------------    -----------    -----------    ------------
Net loss                          $(6,835,532)   $(4,704,991)   $    (761,536)   $(2,354,770)   $(2,593,968)   $(21,061,377)
                                  ===========    ===========    =============    ===========    ===========    ============
Weighted average common
  shares outstanding                6,075,454      4,880,338        3,147,204      2,753,754      2,617,111
                                  ===========    ===========    =============    ===========    ===========
Net loss per share                $     (1.13)   $     (0.97)   $       (0.26)   $     (0.88)   $     (1.02)
                                  ===========    ===========    =============    ===========    ===========



                                                               Period from
                                                                inception
                                      Three months ended       (February 10,
                                         September 30,         1987) through
                                  --------------------------    September 30
                                      1995           1994           1995
----------------------------------------------------------------------------

Operating revenues:
  Research/license revenue (1)    $        --    $        --    $  3,600,000
  Grant revenue                            --             --          94,717
                                  -----------    -----------    ------------
   Total operating revenues                --             --       3,694,717
                                  -----------    -----------    ------------
Operating expenses:
  Research & development              665,478      1,074,401      16,957,013
  General & administrative            323,444        426,296       8,730,271
  Settlement with Alkermes, Inc.           --             --       1,227,977
                                  -----------    -----------    ------------
   Total operating expenses           988,922      1,500,697      26,915,261
                                  -----------    -----------    ------------
Loss from operations                 (988,922)    (1,500,697)    (23,220,544)
Interest income, net                   34,312         44,812       1,204,557
                                  -----------    -----------    ------------
Net loss                          $  (954,610)   $(1,455,885)   $(22,015,987)
                                  ===========    ===========    ============
Weighted average common
  shares outstanding                6,086,804      6,073,942
                                  ===========    ===========
Net loss per share                $     (0.16)   $     (0.24)
                                  ===========    ===========


-------------------

(1) Received under an agreement with Alkermes, Inc.

BALANCE SHEET DATA:


                                                                                June 30,
                                                       -------------------------------------------------------------------------
                                  September 30, 1995        1995            1994           1993          1992           1991
--------------------------------------------------------------------------------------------------------------------------------

Working capital (1)                  $  2,596,343      $  3,327,788    $  8,982,571    $   888,199    $ 1,245,987    $ 2,039,240
Total assets (1)                        3,998,354         4,886,372      10,441,998      1,924,856      3,095,641      3,296,206
Total liabilities and
  redeemable preferred stock            1,515,458         1,613,676       1,154,117        788,392      1,560,218      1,323,326
Deficit accumulated during
  the development stage               (22,155,661)      (21,201,051)    (14,365,519)    (9,660,528)    (8,882,992)    (6,504,980)
Stockholders' equity (deficit) (1)   $  2,482,896      $  3,272,696    $  9,287,881    $ 1,136,464    $ 1,535,423    $ 1,972,880
Common shares outstanding               6,159,855         6,085,201       6,073,942      3,209,975      3,047,438      2,632,994



(1) Excludes net proceeds of approximately $3.6 million received in December 1995 in connection with a private placement of Series C Preferred Stock. See "Capitalization" and "Description of Securities."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE HEREIN.

RESULTS OF OPERATIONS

From inception (February 10, 1987) through September 30, 1995, the Company's revenue has consisted of (i) $3,600,000 of license fees and research and development funding from January 1992 through June 1993 under the Company's agreement with Alkermes, Inc. ("Alkermes", see Note 6 of Notes to Financial Statements), (ii) net interest income aggregating $1,205,000, and (iii) $95,000 of grant revenue.

From inception (February 10, 1987) through September 30, 1995, the Company has sustained losses aggregating $22,015,987. Continuing losses are anticipated over the next several years, as the Company's ongoing operating expenses for preclinical research and early clinical development will only be offset, if at all, by licensing revenues under planned strategic alliances with larger pharmaceutical companies that the Company is seeking for the later stages of clinical development, manufacturing and marketing of its products. The nature and timing of payments to Cortex under these planned strategic alliances, if and as entered into, is likely to significantly affect the Company's operations, and to produce substantial period-to-period fluctuation in reported financial results. Over the longer term, the Company will be dependent upon successful commercial development of its products by its prospective partners to attain profitable operations from product royalties or other revenues based on product sales.

The Company believes that inflation and changing prices have not had a material impact on its ongoing operations to date.

FISCAL YEARS ENDED JUNE 30, 1995 AND 1994

For the year ended June 30, 1995, the Company's net loss of $6,836,000 compares with a net loss of $4,705,000 for the prior year. The settlement of the dispute with Alkermes (see Note 6 of Notes to Financial Statements) accounted for $1,228,000 of the increase in the net loss over the prior year. The balance of the increase was due to higher expenditures for research and development, from initiation of human clinical studies, partially offset by a decrease in general and administrative expenses.

General and administrative expenses decreased to $1,665,000, or by 6%, in the year ended June 30, 1995. This decrease was the result of lower outlays for investor and public relations activity and decreased stock option compensation expense, partially offset by increases in consulting expenses related to the Company's corporate partnering efforts.

Research and development expenses increased to $4,139,000, or by 28%, in the year ended June 30, 1995. The increase was due to the commencement of Phase I human clinical testing of AMPALEX-TM- for the potential treatment of memory deficits due to Alzheimer's disease, as well as higher outlays for sponsorship of research in academic laboratories, for scientific consulting, and for the filing and prosecution of patent applications.

THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994

The loss for the three-month period ended September 30, 1995 of $954,610 compares with a net loss of $1,455,885 for the corresponding prior year period. Operating expenses were lower in the current year period primarily as a result of expenses incurred during the three-month period ended September 30, 1994, in connection with the commencement in October 1994 of human clinical testing, along with a reduction in administrative and scientific personnel as of June 30, 1995.

Research and development expenses decreased from $1,074,401 to $665,478, or by $408,923 (38%), during the three-month period ended September 30, 1995 compared to the corresponding prior year period. The pre-clinical expenses performed in the prior year period contributed $215,000 of the decrease. A reduction in employees in June 1995, a concomitant decrease in spending for laboratory supplies and lower outlays for scientific consulting were partially offset by an increase in patent costs. General and administrative expenses decreased from $426,296 to $323,444, or by $102,852

(24%) during the three-month period ended September 30, 1995 compared to the corresponding prior year period. The decrease was due to a decrease in full-time employees and related benefits, as well as lower spending for consulting and investor and public relations activities.

PLAN OF OPERATIONS; LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 1995, the Company had cash, cash equivalents and short-term investments totaling $3.1 million and working capital of $2.6 million. In comparison, as of September 30, 1994, the Company had cash, cash equivalents and short-term investments of $7.9 million and working capital of $7.3 million. The decreases resulted from amounts required to fund operating losses, to purchase capital equipment and to construct a medicinal chemistry laboratory. From inception (February 10, 1987) through September 30, 1995, net expenditures for furniture, equipment and leasehold improvements aggregated $1.8 million.

Cortex has funded its organizational and research and development activities primarily from the issuance of equity securities, with net proceeds from such issuances from inception (February 10, 1987) through September 30, 1995 aggregating $24 million. An additional $3.6 million in research and license payments was received from Alkermes between January 1992 and June 1993 in connection with the development and license agreement with that firm (see
Note 6 of notes to financial statements). Interest income from inception through September 30, 1995, which approximates funds received, was $1.2 million.


On December 8, 1995, the Company issued 160 shares of newly created Series C Preferred Stock, at a price of $25,000 per share, for an aggregate of $4,000,000. The Series C Preferred Stock is convertible, commencing January 22, 1996 into Common Stock at an effective conversion price of the lower of
(i) $2.825 per share of Common Stock or (ii) 85% of the fair market value of the Common Stock on the date of conversion based on the average bid price during the five trading days prior to the date of conversion. Based on the $2.825 conversion price, all of the Series C Preferred Stock is convertible into an aggregate of 1,415,929 shares of Common Stock. At any time the fair market value of the Common Stock is less than $3.32 per share, the effective conversion price will be less than $2.825 and the Series C Preferred Stock will be convertible into a larger number of shares of Common Stock. See "Description of Securities."



Cortex anticipates that its existing cash (including approximately $3,600,000 received in connection with the placement of Series C Preferred Stock in December 1995), cash equivalents and short-term investments, combined with a modest amount of anticipated interest income, will be sufficient to satisfy its capital requirements through December 1996 under current spending plans. The Company will require additional funds to continue its operations beyond December 1996.


The Company is seeking collaborative or other arrangements with larger pharmaceutical companies, under which such companies would provide additional capital to the Company in exchange for exclusive or non-exclusive license or other rights to certain of the technologies and products the Company is developing. However, competition for such arrangements with major pharmaceutical companies is intense, with a large number of biopharmaceutical companies attempting to satisfy their funding requirements through such arrangements. Accordingly, although the Company is presently engaged in discussions with a number of candidate companies, there can be no assurance that an agreement or agreements will arise from these discussions in a timely manner, or at all. The Company is considering the possibility of raising additional capital through the sale of equity. If the Company proceeds with an equity or debt financing, there that be no assurance that funds will be available on favorable terms, or at all. If additional funds are raised by issuing equity securities, dilution to existing stockholders is likely to result.

Over the next twelve months, the Company plans to conduct additional preclinical and Phase I clinical studies on its AMPAKINE-TM- compounds. This planned research is estimated to involve a twelve-month expenditure of approximately $1.2 million. This amount includes approximately $550,000 of funding for sponsored research in academic laboratories, to which the Company is committed under various license, sponsored research and consulting agreements. The Company does not plan significant purchases or sales of plant or equipment over the next twelve months, nor significant changes to its complement of employees, except such as may be called for under corporate partnering agreements that may be entered into. A workforce reduction of approximately twenty-five percent was effected in June 1995. As of September 30, 1995, Cortex had 12 full-time employees and two part-time employees.

As of September 30, 1995, Cortex had outstanding 110,000 shares of 9% cumulative convertible preferred stock, which accrue cumulative semiannual dividends at an annual rate of $0.09 per share. To conserve capital for operations, the Company has elected not to distribute the dividends that have accrued from June 15, 1990. Accrued and unpaid dividends as of September 30, 1995 were $54,450.

The Company leases approximately 30,000 square feet of research laboratory, office and expansion space under an operating lease that expires on May 31, 1999, with an additional five-year option at 95% of the then fair market rental rate. The commitments under the lease agreement for the years ending June 30, 1996, 1997, 1998 and 1999 are $192,000, $198,000, $203,000 and
$192,000, respectively. Minimum obligations have not been reduced by minimum sublease rentals of $60,500 receivable during the year ending June 30, 1996 under a noncancelable sublease.

The settlement of the license dispute with Alkermes (see "Legal Proceedings" and Note 6 of notes to financial statements) required the Company to issue a $1,000,000 non-transferable, three-year promissory note accruing interest semi-annually at the then federal funds rate. The Company also agreed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations.

Over the longer term, Cortex will require substantial additional capital, which it intends to raise through a combination of corporate partnering and financing activities, to complete its development phase and, assuming that its proposed products can be successfully developed and marketed, to make the transition to profitable operations. There can be no assurance that the Company will be able to enter into corporate partnering arrangements on favorable terms, or at all, that any such arrangements will reduce the Company's future funding requirements. There can also be no assurance that any such arrangements that may be entered into will continue. Additional equity or debt financings will be required, and any equity financings are likely to cause dilution to then-existing shareholders.

The Company's proposed products are in the preclinical or early clinical stage of development and will require significant further research, development, clinical testing and regulatory clearances. They are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that any or all of the proposed products are found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances, that the proposed products, although effective, will be uneconomical to market, that third parties may now or in the future hold proprietary rights that preclude the Company from marketing them, or that third parties will market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products or applications. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least five years, either directly or through its corporate partners or licensees. There can be no assurance that the Company's proposed products will prove to be safe or effective or receive regulatory approvals that are required for commercial sale.

                                   BUSINESS

OVERVIEW

Cortex Pharmaceuticals, Inc. ("Cortex" or the "Company") is a development stage enterprise organized in 1987 to engage in the discovery and development of innovative pharmaceuticals to treat age-dependent neurological diseases and disorders. The primary product development effort at Cortex is centered on the AMPA receptor. Receptors are complexes of proteins that are involved in most of the communication between nerve cells in the human brain. Cortex is developing a family of chemical compounds, known as AMPAKINEs-TM-, that modulate the normal biological activity of this receptor. Cortex believes that AMPAKINEs hold great promise for correcting chemical imbalances brought on by a variety of diseases and disorders that are known, or thought, to involve depressed functioning of certain pathways in the brain. In October 1994, the Company initiated human safety studies in Europe in healthy young volunteers with CX516 (AMPALEX-TM-) for the potential treatment of deficits of memory and cognition due to Alzheimer's disease, and recently reported that it had observed positive effects on memory performance in the first Phase I study. A second Phase I study in healthy elderly volunteers was initiated in June 1995. The Company plans to maintain a strong focus on AMPAKINEs, but also to increase its research and development activities in the area of developing pharmaceuticals to slow or halt the fundamental progression of Alzheimer's disease. Cortex will also be seeking corporate partnerships with biotechnology or pharmaceutical companies for joint development of its calpain inhibitor products for the potential treatment of a variety of medical conditions, which products were recently reacquired from Alkermes, Inc. In the fiscal years ended June 30, 1995 and 1994, the Company's expenditures on research and development were $4,138,731 and $3,226,858, respectively, with the bulk of the increase attributable to the initiation of human clinical testing of AMPALEX.

INTRODUCTION TO THE CENTRAL NERVOUS SYSTEM

The human brain contains some 10 billion nerve cells, or neurons, each of which has connections with many other neurons. Sensory, motor and cognitive activities are all governed by this complex network of neurons, each member of which communicates with other neurons across junctions known as "synapses." A synapse is the region where an output arm of one neuron comes into very close proximity to an input arm of the next neuron. As the brain functions, electrical signals pass down the long output arms, known as axons, of the neurons sending the signal, eventually reaching a synapse. At the synapse, communication involves chemical "messengers" known as neurotransmitters, which are released by the sending neuron, diffuse across a small gap, and bind to corresponding receptors on the receiving neuron. In the majority of synapses, if enough neurotransmitter is present, the receptors open and allow current, in the form of ions, to flow into the receiving neuron. This flow of current triggers subsequent biological events, which may include electrical propagation of the signal by the receiving neuron to the next neuron in the pathway.

Much of the progress in neuropharmacology that has been made in the last several decades is due to an enhanced understanding of the molecular events that are involved in synaptic transmission. This understanding has led to innovative pharmaceuticals that modulate these molecular events in a therapeutically useful manner. Valium-R- and Xanax-R-, for example, act by affecting synaptic transmission involving a receptor called the GABA receptor, while Prozac-R- acts by affecting neurotransmission that utilizes a neurotransmitter known as serotonin. Abnormal neuronal communication has been implicated in a range of psychiatric and neurological disorders, including memory deficits, schizophrenia, depression, anxiety and eating disorders. Cortex's primary drug development program focuses on AMPAKINEs, which modulate the activity of a receptor known as the AMPA receptor, one of the receptors for the neurotransmitter glutamate. The Company believes that modulation of the AMPA receptor is a very promising approach for the prospective treatment of a range of neurological conditions, particularly deficits of memory and cognition.

Our understanding of degenerative processes in the brain has also advanced. The molecular events that are involved in acute neurodegenerative disorders, such as stroke, are now fairly well understood. Cortex's calpain inhibitors, for example, act by interfering with an enzyme, calpain, that is believed to play an important role in the destruction of neurons following a stroke. Other approaches to the treatment of acute neurodegeneration under investigation by other companies also involve defined molecular targets -- approaches such as the use of NMDA antagonists or free radical scavengers. Chronic neurodegeneration, such as is seen with Alzheimer's disease, remains less well understood, but rational targets for intervention with innovative pharmaceuticals are beginning to emerge, and many drug companies have active programs that are likely to lead to the emergence of viable therapeutic candidates for slowing or halting the progression of chronic neurodegenerative disorders.

BUSINESS STRATEGY

FOCUS ON LARGE, UNDER-SERVED MARKETS

Each of Cortex's drug discovery and development programs addresses a large potential market. The Company intends to maintain its focus on the development of products for presently unserved or under-served markets that have the potential for a substantial rate of return if such products can be successfully developed and marketed.

FOCUS ON DISCOVERY AND EARLY CLINICAL DEVELOPMENT

Cortex believes that its competitive advantage is the quality of its science and technology, and that it can compete effectively with larger, more established, better capitalized entities in the area of discovery of innovative pharmaceuticals. The Company does not, however, have the resources or expertise for later-stage clinical development, manufacturing and worldwide marketing of major pharmaceuticals. The Company's commercial development plans therefore involve partnering with larger pharmaceutical companies for Phase II and later clinical testing, manufacturing and global marketing of its proposed products, while attempting to retain the right to eventually co-promote in the United States. If the Company is successful in the pursuit of this strategy, it is intended that it will be in a position to maintain its focus on the research and early development of innovative pharmaceuticals, yet contain its costs over the next few years, and to eventually participate more fully in the commercial development of its proposed products in the United States. Cortex is actively seeking collaborative or licensing arrangements with larger pharmaceutical companies that will permit its product candidates to be advanced into the later stages of clinical development and that will provide access to the extensive clinical trials management, manufacturing and marketing expertise of such companies. There can be no assurance, however, that the Company will secure such arrangements on favorable terms, or at all, or that its products will be successfully developed and approved for marketing by government regulatory agencies, or accepted by patients, health care providers and insurers.

MAINTAIN A COMPETITIVE POSITION

Cortex will seek to maintain a competitive position in its field by:

    actively seeking out new drug development opportunities, both with internal efforts and through its active network of academic consultants, out-sourcing functions that can be performed more cost effectively than internally, e.g. sponsoring highly technically demanding research in academic specialty laboratories and using contract research organizations and consultants to oversee clinical testing, licensing out technology and potential products that are not core to the business focus, and protecting core technologies through an ongoing investment in patent filing, prosecution and maintenance.

PRODUCT RESEARCH AND DEVELOPMENT


----------------------------------------------------------------------------------------------
                                       PROGRAM OVERVIEW
----------------------------------------------------------------------------------------------
AREA/INDICATION AND STATUS (1)                              PHARMACOLOGICAL ACTION/TARGET
----------------------------------------------------------------------------------------------
AMPAKINE program for AMPA Receptor Modulation              1. Enhancement of current flow
                                                           through the AMPA subtype of
 Alzheimer's disease -- Phase I testing in Europe          glutamate receptor.
 Age-associated memory deficits -- Pre-clinical (2)
 Schizophrenia -- Pre-clinical (2)                         2. Maintenance of excitatory input
 Other indications -- Research (3) and Discovery (4)       in degenerative disorders.
----------------------------------------------------------------------------------------------
Alzheimer's disease program -- Research (3)                Interference with receptor-based
                                                           events thought to be involved in
                                                           progression of the disease.
----------------------------------------------------------------------------------------------
Calpain inhibitor program
 Cerebral vasospasm -- Research (3)                        Inhibition of the activity of the
 Stroke -- Research (3)                                    proteolytic enzyme calpain.
 Other indications -- Discovery (4)
----------------------------------------------------------------------------------------------
Spectrin Breakdown Product Assay -- Research tool          Patented assay for detecting neuro-
                                                           degeneration and identifying neuro-
                                                           protective agents
----------------------------------------------------------------------------------------------


(1) The government regulatory approval process requires many steps, and very substantial expenditures of time and money, before a product can, if ever, be approved for marketing. See "Government Regulation."
(2) "Pre-clinical" means that a reliable effect has been observed with lead compounds in at least one model system that the Company believes is relevant to the disease state. The lead compounds may require structural modification and/or more extensive evaluation prior to the selection of candidates, if any, for further pre-clinical development.
(3) "Research" means that reliable effects in model systems have been observed, but the relevance of the model systems utilized to the disease state is less clear, or the compounds for which the effects were seen are inappropriate as lead compounds for a directed synthesis program.
(4) "Discovery" means that the Company believes that the pharmacological effect is relevant to a disease state and is conducting or plans to conduct research into underlying mechanisms and to attempt to demonstrate effects in model systems where these are available.

AMPA RECEPTOR PROGRAM

Cortex's primary product development effort is centered on the AMPA receptor, a subtype of receptor for the neurotransmitter glutamate, which is responsible for the bulk of excitatory neurotransmission in mammalian forebrain. Cortex is developing a new family of low-molecular weight pharmaceuticals (AMPAKINEs) that enhance the flow of current through the AMPA receptor in response to the binding of glutamate. The Company believes that AMPAKINEs, or similar compounds, will eventually find widespread utility in the treatment of neurological diseases and disorders characterized by depressed functioning of brain pathways that utilize glutamate as a neurotransmitter. Diseases and disorders that may benefit from AMPA receptor-directed therapeutics include Alzheimer's disease and schizophrenia.

AMPAKINEs act by binding to a modulatory site on the AMPA receptor. Many years of research by Dr. Gary Lynch, a Cortex founder, and more recently by others, have established that the AMPA receptor is intimately involved in the formation of certain types of memory. This involvement is manifested at the molecular level through a process known as long-term potentiation ("LTP"). LTP can be thought of as a relatively long-lived change to a synapse that makes it easier for subsequent communication involving that synapse to take place. When AMPAKINE is bound to the AMPA receptor, more current flows in response to the binding of glutamate, and LTP becomes easier to induce. The practical implication is that acquisition of new memories should be easier, and memories that are formed should be more stably encoded. These effects have now been thoroughly demonstrated in animal tests in a number of independent laboratories.

AMPA receptors are also involved in most "excitatory" communication in the cerebral cortex, which is the part of the brain that is involved in higher functions such as learning, reasoning and memory. As mentioned above, AMPAKINEs interact with the AMPA receptor and increase current flow in response to the binding of glutamate. They do not mimic the effect of glutamate, but rather they increase the response to it when it is released at nerve terminals as the brain goes about its normal activity. The amplification provided by AMPAKINEs is selective to the circuits that are already active when, for example, a new task is being learned, in much the same way that a hearing aid amplifies only sounds that are already present. Furthermore, the amplification appears to be magnified in circuits that involve multiple neurons, where Neuron A causes Neuron B to fire, Neuron B causes Neuron C to fire, and so on. AMPAKINEs exert their effect on current flow at each synapse in the chain -- as a result, the amplification caused by the drugs in a complex circuit is substantially greater than that which is seen across a single synapse. The more complex, multi-neuronal type of circuit tends to be associated with higher brain functions that are primarily localized in the cerebral cortex. For this reason, Cortex believes that AMPAKINEs may someday find utility beyond the treatment of memory deficits. They have already been shown to have a beneficial effect in a standard preclinical model of schizophrenia.

DEFICITS OF MEMORY AND COGNITION

Impairment of memory and cognition is becoming a very serious problem as the elderly proportion of the population continues to increase. While not fatal (except when associated with diseases such as Alzheimer's disease) the incidence and prevalence of cognitive deficits increase inexorably with age. According to a General Accounting Office study, in 1985 approximately 3,900,000 Americans had deficits severe enough to greatly interfere with daily activity. Many elderly individuals are confined to nursing homes because of psychological disorientation and functional difficulties. According to a 1985 survey of nursing homes conducted by the National Center for Health Statistics, over half of the individuals in nursing homes have some degree of cognitive impairment. Pharmaceuticals to alleviate deficits in memory and cognition could potentially enable many of the elderly to remain independent longer and to enjoy life well into and beyond their eighties.

Memory is not located in a specific area of the brain, but rather becomes established in multiple areas of the brain that are involved with different types of sensory information. The prevailing scientific theory is that the brain deals with new information by constructing electrochemical and structural frameworks to put the information into some sort of context. Most of this processing, at least three-fourths of which is taken up with complex activities often referred to as "associations," appears to be handled in the cerebral cortex. The cerebral cortex is where the brain generates thoughts, language and plans, controls sensations and voluntary movements, evokes imagination, and stores certain types of permanent memory.

Substantial scientific evidence points to a long-lasting change -- known as "long-term potentiation," or LTP -- in synapses (junctions between neurons) as the basis of many types of memory, including memory residing in the cerebral cortex. Long-term potentiation involves a series of chemical reactions that creates a more stable information transfer point between neurons. Experimental disruption of these chemical reactions in lower animals has been shown to cause a disruption of memory acquisition. In an important experiment with mice, a single genetic change was made to prevent the production of a protein involved in long-term potentiation. When the mice were tested, they were unable to learn to swim out of a maze that required them to remember spatial cues.

Although disease and physiological malfunctions are thought to be the fundamental cause of severe mental decline, age itself is a contributory factor. The human brain loses about 10% of its weight over a normal life span. In the cerebral cortex, a great deal of the communication between neurons is mediated by receptors for the neurotransmitter glutamate, including a subtype usually designated as AMPA receptors (which are involved in long-term potentiation). AMPA receptors and synapses decline in number with aging, making it more difficult for information to pass through and between areas of the cerebral cortex. A potential corrective approach to alleviate age-related cognitive deficits is therefore to develop novel compounds to enhance the activity of the AMPA receptors that are still present.

In June 1993, Cortex licensed from the University of California a new class of compounds -- AMPAKINEs -- that facilitate the functioning of the AMPA subtype of the receptor for the neurotransmitter glutamate. These AMPAKINE compounds interact in a highly specific manner with the AMPA receptor in the brain, thereby lowering the amount of neuronal stimulation required to generate a response to subsequent incoming stimulation. Cortex is initially developing AMPAKINEs for the alleviation of deficits of memory and cognition. It is hoped that this will provide symptomatic relief to patients in the early stages of Alzheimer's disease, where most of the difficulty relates to memory and performance of familiar tasks.

Dr. Gary Lynch, Professor of Psychobiology at the University of California, Irvine and a Cortex co-founder and Scientific Director, has developed a wide range of model systems for examining aspects of long-term potentiation, from organ cell culture models to complex animal behavior. Dr. Lynch's group has extensively characterized the mechanism of action of AMPAKINEs, and has clearly shown that AMPAKINEs stimulate LTP. In addition, Dr. Lynch and other, independent, researchers have demonstrated, in established animal models, that AMPAKINEs enhance several types of memory.

The first major results of AMPAKINE testing in animal behavioral models of learning and memory were reported in early 1994 in the prestigious journal PROCEEDINGS OF THE NATIONAL ACADEMY OF SCIENCES. In these studies, which involved tests of both short-and long-term memory, AMPAKINE-treated rats performed significantly better than untreated control animals. The authors concluded that "facilitation of [excitatory] transmission causes a general improvement in memory encoding."

In these and other preclinical studies, the experimental compounds demonstrated pharmaceutically attractive qualities, including apparent low toxicity, rapid onset of action, rapid excretion and an ability to freely cross the blood-brain barrier (a semi-permeable barrier that prevents many drugs from getting into the brain).

In October 1994, Cortex initiated safety testing in humans with CX516 (AMPALEX), the Company's lead compound for the treatment of memory deficits. This double-blind, placebo-controlled, clinical study involved forty-eight healthy volunteers from eighteen to thirty-five years of age. Each volunteer was administered one dose of AMPALEX or placebo, with the dosage increasing as the trial progressed. The study was conducted in Berlin, under the supervision of Dr. Werner Herrmann, Chief Scientific Officer at AFB Parexel, a contract clinical research organization. Dr. Herrmann, who is also a Professor at the Free University of Berlin, is a leading expert on the clinical evaluation of central nervous system pharmaceuticals.

In February 1995, the Company announced that AMPALEX was safe and well tolerated by healthy young volunteers with single administrations at dosages that exceeded the expected therapeutic range. In September 1995, Cortex reported that analysis of the psychological data had revealed that AMPALEX had also produced an apparent positive effect on memory. Each volunteer had been given a battery of psychological and psychometric tests before and approximately three hours following administration of AMPALEX or placebo. There were no significant effects on mood, sense of arousal, or other variables sampled by the test battery. A significant effect was seen, however, on a simple, standard test of memory. This test involved the memorization and subsequent recall, after a five-minute delay, of lists of three-letter nonsense syllables. It was found that those volunteers who received the two highest dosages of AMPALEX did not exhibit the approximately 35% decline in performance between the pre-administration and three-hour post-administration tests that was evident for the placebo group. These results provide the first suggestion of the types of effects that can be expected from positive modulation of AMPA receptor function in the human brain.

In June 1995, Cortex initiated a similar Phase I study in healthy, elderly volunteers, ranging in age from sixty-five to seventy-six. The Company hopes to report on the results of this study by the end of calendar 1995.

A commonly asked question is how AMPALEX differs from stimulants like caffeine or amphetamines. Stimulants act by producing nonspecific cerebral (brain) arousal, as well as somatic (body) arousal. Somatic arousal is evidenced by increases in heart rate and galvanic skin response, and is experienced as a "jittery" feeling. The nonspecific nature of the cerebral arousal and the accompanying bodily responses caused by stimulants generate what are known as "competing responses." Competing responses may be random thoughts, or sensations of anxiety or restlessness, which make it difficult to focus on the material that is to be learned. For mastering relatively simple material or learning simple, repetitive tasks, coffee or amphetamines do help, at low dosage levels. As the material becomes more complex, or the task more involved, or if the dosage is increased, the competing responses come to dominate, and significant decreases in performance can be demonstrated.

AMPAKINEs, on the other hand, produce selective cerebral arousal through their action on higher cortical functions. In addition, AMPAKINEs do not produce somatic arousal. Finally, AMPAKINEs have a direct effect on LTP, and thereby on memory formation. This effect is not seen with known stimulants.

SCHIZOPHRENIA

Schizophrenia has long been thought to have its biochemical basis in hyperactivity of dopamine pathways projecting into certain regions of the brain. More recently, there has been considerable speculation in the scientific literature that schizophrenia also involves an underactivity of glutamate pathways projecting into the same areas. It therefore made sense to examine whether AMPAKINEs, which increase current flow through the AMPA subtype of glutamate receptor, might have an effect in model systems for the disease.

In September 1995, Cortex announced that Professor John Larson, a University of California, Irvine ("UCI") neuroscientist and Cortex consultant, had demonstrated that an AMPAKINE reduced stereotypic behavior (mechanical repetition of posture or movement) in rats injected with methamphetamine. Reduction of methamphetamine-induced stereotypic behavior is widely used for initial screening of anti-psychotic drugs. The results have now been extended by scientists at both UCI and Cortex to include two additional AMPAKINEs. A patent application related to the schizophrenia study has been filed by the University of California, and Cortex recently negotiated an expansion of its commercial rights to include schizophrenia.

FUTURE DIRECTIONS AND OTHER INDICATIONS

Cortex plans to extend its initial positive findings in schizophrenia to other preclinical models of the disease. Other studies will be initiated to explore the potential utility of AMPAKINEs for the treatment of other diseases and disorders thought to involve depressed functioning of glutamatergic pathways. In addition, Cortex collaborators are engaged in mapping the locations of AMPA receptor variants across brain regions. With this information, the Company plans to initiate a program of directed synthesis in an attempt to identify AMPAKINEs directed toward specific AMPA receptor variants, and thereby toward regions of the brain with different functions. It is hoped that this will lead to a new generation of highly selective pharmaceuticals for the treatment of a range of hypoglutamatergic neurological disorders.

TOWARD A FUNDAMENTAL TREATMENT FOR ALZHEIMER'S DISEASE

Alzheimer's disease is the best known destroyer of memory, already afflicting some four million Americans. With the aging of our population, unless a treatment is found the number of Americans with Alzheimer's disease is expected to more than triple by the middle of the next century. According to the Alzheimer's Association, Alzheimer's disease is the third most expensive disease in the U.S. (after heart disease and cancer), with an estimated annual cost to society of $100 billion and a lifetime cost per patient of $174,000. The impact of an effective treatment, even a symptomatic one, would be enormous. Because the disease is so closely tied to aging, it has been estimated that delaying the onset of its symptoms by only five years would halve the number of people diagnosed with the disease.

Alzheimer's disease is a progressive, degenerative and uniformly fatal disease that slowly destroys the brain. The early symptoms are problems with memory of recent events and difficulty performing familiar tasks. As the disease progresses, other symptoms appear, including confusion, personality change, behavioral change, impaired judgment, and difficulty finding words, finishing thoughts, or following directions. While the disease progresses at different rates in different individuals, eventually the victims are unable to care for themselves. Ultimately, they become less resistant to infections and other illnesses, which are often the actual cause of death.

It is in the early stages of Alzheimer's disease -- the first few years -- that Cortex believes AMPAKINEs may someday play their most valuable role, enhancing the effectiveness of the brain cells that have not yet succumbed to the disease. This may alleviate the memory and cognitive deficits that make up the early symptoms. There is also a possibility that treatment with AMPAKINEs may slow the progression of Alzheimer's disease. The reason is that brain cells, or neurons, require continued excitatory input from other brain cells to remain alive. As neurons die, other neurons begin to lose their excitatory inputs, hastening their own death. It may be that maintaining the "tone" of the remaining neurons, by using AMPAKINEs to increase the effectiveness of the excitatory input that is still available, will slow this cascade of neuronal death.

While the Company's primary effort in Alzheimer's disease involves the development of AMPAKINEs for the alleviation of deficits of memory and cognition, Cortex is also attempting to develop novel pharmaceuticals to slow or halt the progression of the underlying disease. This is a longer-term prospect, as the cause of the disease and best approach to therapeutic intervention are presently not well understood. However, through the work of Cortex co-founder and Scientific Director Dr. Carl Cotman, Cortex scientists and academic collaborators, the Company is attempting to develop a better understanding of the molecular pathways involved in the underlying pathology of the disease, and the most promising approaches to intervening in those pathways in a therapeutically beneficial manner.

In patients with Alzheimer's disease, beta amyloid, a naturally-occurring soluble protein fragment, appears to aggregate abnormally into insoluble clumps that then become involved with nerve cells in the brain. Formation of these deposits of beta amyloid is an early event in Alzheimer's disease, beginning before signs of dementia occur. However, the deterioration of brain function does not appear to be the direct result of beta amyloid accumulation. Rather, an excessive accumulation of amyloid deposits ("senile plaques") triggers a chain of molecular events that ultimately causes neuronal cell death. The Company has developed advanced cell culture models that permit the screening of compounds thought to offer the greatest therapeutic potential for disrupting this chain of events, and has identified promising early lead compounds from several chemical classes. In the fiscal year ended June 30, 1995, Cortex's medicinal chemists synthesized a number of promising variants on these early lead compounds. However, to accommodate the increased focus on the AMPA receptor program in the face of financial constraints, this program received relatively less emphasis than previously planned. The Company is presently seeking a larger pharmaceutical company partner to assist financially and technically with the further development of this program in exchange for license rights to any products that are successfully developed.

CALPAIN INHIBITOR PROGRAM

For approximately the last five years, the Company has been involved in research and early product development of inhibitors of the enzyme calpain. Calpain is a protease, a protein that digests other proteins. It is involved in a variety of biological processes throughout the body, and has been implicated in the pathology of several diseases and disorders. These include brain damage following stroke or head injury, spasming of blood vessels (vasospasm) and restenosis.

The Company's first target for calpain inhibitor therapeutics was brain damage following stroke. A stroke is a vascular event causing localized damage to the brain. There are two general categories of stroke: ischemic stroke, which is due to a blockage of blood flow, and hemorrhagic stroke, in which a blood vessel bursts in the brain. In either case, the insult to the brain is often immediately life-threatening and initiates a cascade of events that ultimately leads to permanent brain damage. Each year more than 500,000 Americans experience a stroke. Approximately 150,000 die, and most survivors are left with some degree of permanent residual disability due to damage to brain tissue. Although stroke is the third leading cause of death in the U.S., no satisfactory therapy exists to limit or reverse the brain damage brought on by this condition.

Interruption of the supply of oxygen and nutrients to the brain following a stroke is not in and of itself responsible for the widespread destruction of neurons that often follows. Rather, it is believed that these disruptions trigger biochemical changes that lead over a period of hours or days to death of the affected neurons. It is now fairly well accepted that this crucial period of time between a stroke and the actual death of brain cells provides a "window of opportunity" during which key chemical events can potentially be blocked, to limit or prevent damage to nerve cells and thereby maintain their viability until homeostasis is re-established following an ischemic episode.

Ischemia-induced release of the neurotransmitter glutamate appears to initiate the cascade. Glutamate builds up in the extra-cellular space following a stroke, stimulating receptors and allowing an excessive amount of calcium to enter nerve cells. Calcium control systems become overwhelmed, intracellular calcium concentrations rise high above normal physiological levels, and several calcium-dependent enzymes are activated. Of particular concern is calpain, which when activated, degrades the neuron's cytoskeleton as well as regulatory proteins such as protein kinase C. This causes progressively greater damage, and eventually the cell is no longer able to recover.

In calendar 1990 and 1991, Cortex established laboratory models of ischemia and used them to identify a range of calpain inhibitor compounds that appeared to have the potential to block brain damage due to stroke and other ischemic events. In January 1992, Cortex entered into a Development and License Agreement, which was amended in October 1992, (the "Alkermes Agreement") with Alkermes, Inc. ("Alkermes"), a larger neuroscience company. Cortex granted to Alkermes an exclusive worldwide license, with a right to sublicense, to commercialize products using the Company's calpain inhibitor technology for products for the prevention or treatment of acute and chronic neurodegenerative diseases and disorders of the nervous system. Under the Alkermes Agreement, Alkermes made a $1.5 million equity investment in Cortex and paid a $500,000 option fee for a limited expansion of its field of use. Alkermes and Cortex conducted collaborative research for over the eighteen-month period ended June 30, 1993 on the development of calpain inhibitors for the treatment of acute neurodegenerative disorders. Under the collaboration, Alkermes paid Cortex $3.1 million to fund the Company's preclinical research and development efforts. From June 1993, Alkermes was to assume responsibility for further product development, selecting a candidate compound for human clinical testing and subsequently initiating and conducting human clinical testing and obtaining regulatory approvals. In exchange, Cortex was to receive from Alkermes milestone payments aggregating $10 million, dependent upon successful progress by Alkermes in initiating and conducting human clinical trials and obtaining regulatory approvals, as well as royalties on sale of calpain inhibitor products by Alkermes or its sublicensees.

Subsequently, Cortex shifted its own emphasis into calpain inhibitor research outside the nervous system. The Company was particularly active in investigating the potential role of calpain inhibitors as therapeutics for the treatment of vasospasm and restenosis, two serious vascular disorders. The Company established research collaborations and began screening compounds for these purposes, and reported on its progress in its 1993 annual report. This report of progress included a discussion of the Company's research in cerebral vasospasm, which involved reversal of an existing spasm of blood vessels in the brain. In October 1993, Alkermes notified the Company that Alkermes believed that it had rights to this indication under the Alkermes Agreement. On November 19, 1993, Alkermes filed an action in U.S. District Court in Massachusetts alleging that the Company had breached the Alkermes Agreement by developing calpain inhibitors for cerebral vasospasm. See "Legal Proceedings."

In the fiscal year ended June 30, 1994, difficulties were encountered in scaling up production of sufficient quantities of calpain inhibitor compound for additional preclinical testing in animals. In fiscal 1995, these difficulties were not resolved, in spite of a dedicated effort by Cortex's medicinal chemists. In light of the continuing synthetic problems, financial constraints, the lawsuit by Alkermes and the increasing focus on the AMPAKINE program, active effort on calpain inhibitors was suspended in the third fiscal quarter.

In September 1995, the Company and Alkermes agreed to a settlement of the dispute. Alkermes agreed to dismiss its action against the Company and to relinquish all rights previously granted them by the Company, as well as rights to related technologies developed by Alkermes subsequent to October 6, 1992. In return, the Company issued to Alkermes a $1,000,000 non-transferable, three-year promissory note accruing interest semi-annually at the federal funds rate. The Company also committed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations. Cortex presently intends to seek, with the assistance of its financial advisor, Vector Securities International, Inc., a larger pharmaceutical company partner for the further development of the calpain inhibitor technology.

SPECTRIN BREAKDOWN PRODUCT ASSAY

Cortex holds an exclusive worldwide license from the University of California for patented technology relating to the use of detection of breakdown products of a protein, called spectrin, for determining whether degeneration of neuronal tissue is taking place. Spectrin is a component of the cytoskeleton, the molecular framework, of neurons, and is attacked in a unique manner when degeneration is occurring. In acute neurodegenerative disorders such as stroke or head injury, a protease called calpain, inhibitors of which the Company is attempting to develop as a treatment for brain damage following stroke, is activated and, among other things, cleaves spectrin in two. Once this has happened, the distinctive breakdown products of spectrin can be detected using antibodies against them, and the presence and extent of neurodegeneration determined.

The Company feels that the spectrin breakdown product assay has potential utility as (i) a diagnostic tool, for determining the presence and extent of neurodegeneration, (ii) a treatment monitoring approach, for evaluating the effectiveness of therapeutic intervention, (iii) an assay for neurotoxicity, and (iv) a tool for identifying inhibitors of calpain, which may have benefit as therapeutics. The Company does not presently intend to develop this technology internally, but rather to license this assay to other firms in exchange for license fees, royalties or other consideration.

MANUFACTURING

Cortex has no experience in manufacturing pharmaceutical products and presently intends to rely on the manufacturing and quality control expertise of contract manufacturing organizations or prospective corporate partners. There is no assurance that the Company will be able to enter into arrangements for product manufacturing on favorable terms.

MARKETING

The Company has no experience in the marketing of pharmaceutical products and does not anticipate having the resources to distribute and broadly market any products that it may develop. The Company will therefore continue to seek commercial development arrangements with other pharmaceutical companies for its proposed products. However, in entering into such arrangements, the Company will seek to retain the right to co-promote certain products in the United States to selected medical specialties (gerontologists, neurologists and psychiatrists). The Company believes that these specialties can be effectively addressed with a relatively small sales force, as the number of target physicians in these specialties ranges from 4,000 to 25,000. There is no assurance that the Company will be able to enter into co-promotional arrangements in connection with its licensing activities, or that any retention of co-promotional rights will lead to greater revenues for the Company.

TECHNOLOGY RIGHTS AND COLLABORATIVE AGREEMENTS

AMPA RECEPTOR MODULATING COMPOUNDS

Effective June 1993, Cortex entered into an agreement with the Regents of the University of California ("UC"), under which Cortex secured exclusive commercial rights to AMPA receptor modulating compounds ("AMPAKINEs-TM-") for the treatment of deficits of memory and cognition. Under the agreement, the Company paid an initial license fee and is obligated to make additional payments, including license maintenance fees creditable against future royalties, over the course of initiating and conducting human clinical testing and obtaining regulatory approvals. When and if sales of licensed products commence, the Company will begin paying royalties on net sales, and is obligated to pay for patent prosecution and maintenance. The Company has an exclusive option agreement with UC for negotiation of an exclusive license for the use of AMPAKINEs in the treatment of schizophrenia. Cortex also sponsors research in the laboratory of Dr. Gary Lynch at the University of California, Irvine, and in connection therewith has rights to negotiate licenses for discoveries arising from the sponsored research, such as the use of AMPAKINEs for additional indications.

CALPAIN INHIBITORS

Effective February 1991, Cortex entered into a series of agreements with Georgia Tech Research Corporation, the licensing arm of the Georgia Institute of Technology ("Georgia Tech"), under which Cortex secured exclusive commercial rights, for selected disorders, to several novel classes of chemical compounds that the Company has demonstrated are effective as calpain inhibitors. Under the agreement, the Company paid an initial license fee and is obligated to make additional payments, including license maintenance fees creditable against future royalties, over the course of initiating and conducting human clinical testing and obtaining regulatory approvals. The Company also reimburses Georgia Tech for its patent expense. When and if sales of licensed products commence, the Company will begin paying royalties on net sales.

SPECTRIN BREAKDOWN PRODUCT ASSAY

Effective March 1991, the Company entered into an exclusive license agreement with UC, since amended, under which Cortex has secured exclusive rights to use, develop and sell products arising from use of the spectrin breakdown product assay. Under the agreement, the Company paid an initial license fee, is paying minimum annual royalties, and is underwriting the costs of patent prosecution and maintenance. When and if sales of licensed products commence, the Company will pay UC royalties and will also share revenues that are received under sublicense agreements.

PATENTS AND PROPRIETARY RIGHTS

The Company is aggressively pursuing patent protection of its technologies. Cortex owns, or has exclusive rights (within its areas of product development) to, a number of issued U.S. patents and a range of U.S. patent applications and their international counterparts.

On December 8, 1994, the United States adopted the Uruguay Round Agreements Act ("URAA") to implement the General Agreement on Tariffs and Trade ("GATT"). The URAA significantly alters many United States intellectual property laws. One of the most significant changes is to patent term length. Any patent issued on an application filed on or after June 8, 1995 will have a term that begins on the date the patent issues and ends 20 years from the earliest United States filing date claimed in the patent. This is in contrast to the 17-year term measured from the patent issue date, which has been the law in the United States for nearly two centuries. Given the significance of this change, the new law has a transition provision that applies to patents issuing on applications filed before June 8, 1995 and to all patents still in force on June 8, 1995. The term for these patents is the longer of either 17 years from the date of issuance or 20 years from the earliest United States filing date. These changes are not presently expected to have a material impact on the Company's business.

There can be no assurance that issued patents, whether already issued or issuing in the future in connection with current or future patent applications, will afford effective protection against competitors with similar technology. There can also be no assurance that any patents issued or licensed to Cortex will not be infringed upon or designed around by others. Further, since issuance of a patent does not guarantee the right to practice the claimed invention, there can be no assurance that others will not obtain patents that the Company would need to license or design around in order to practice its patented technologies, or that licenses that might be required to practice these technologies due to patents of others would be available on reasonable terms. Additionally, there can be no assurance that any unpatented manufacture, use or sale of the Company's technology, processes or products will not infringe on patents or proprietary rights of others, and the Company may be unable to obtain licenses or other rights to these other technologies that may be required for commercialization of the Company's proposed products or processes.

Cortex relies to a certain extent upon unpatented proprietary technology, and may determine in some cases that its interests would be better served by reliance on trade secrets or confidentiality agreements rather than patents. No assurance can be made that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose such technology. In addition, there is no assurance that Cortex can meaningfully protect its rights in such unpatented proprietary technology or that others will not wrongfully obtain such technology.

If Cortex is unable to obtain strong protection of its proprietary rights in its products or processes prior to or after obtaining regulatory clearance, whether through patents, trade secrets or otherwise, competitors may be able to market competing products by obtaining regulatory clearance through demonstration of equivalency to the Company's products, without being required to conduct the same lengthy clinical tests conducted by the Company.

GOVERNMENT REGULATION

In order to test, produce and market human therapeutic products in the United States, mandatory procedures and safety standards established by the Food and Drug Administration ("FDA") must be satisfied. Obtaining FDA approval has historically been a costly and time-consuming process. While Cortex has initiated Phase I (safety) testing in Europe, it has not yet initiated preparation of an Investigational New Drug (IND) application with the FDA for testing in the United States. It is the Company's intent that a larger pharmaceutical company partner, which the Company is seeking, will pursue the required regulatory approvals and conduct the necessary clinical tests in the United States.

The FDA must concur with an IND application before human clinical testing of an investigational drug can begin in the United States. An IND application includes the results of preclinical studies evaluating the potential safety and efficacy of the drug, and a detailed description of the clinical investigations to be undertaken.

Clinical trials are normally conducted in three phases. Phase I trials are concerned primarily with the safety of the drug, involve fewer than 100 subjects, and may take from six months to over a year. Phase II trials normally involve a few hundred patients and are designed primarily to demonstrate effectiveness in treating or diagnosing the disease or condition for which the drug is intended, although short-term side effects and risks in people whose health is impaired may also be examined. Phase III trials may involve up to several thousand patients who have the disease or condition for which the drug is intended, to approximate more closely the conditions of ordinary medical practice. Phase III trials are also designed to clarify the drug's benefit-risk relationship, to uncover less common side effects and adverse reactions, and to generate information for proper labelling of the drug. The FDA receives reports on the progress of each phase of clinical testing, and may require the modification, suspension, or termination of clinical trials if an unwarranted risk is presented to patients. The FDA estimates that the clinical trial period of drug development can take from two to ten years, and averages five years. With certain exceptions, once clinical testing is completed, the sponsor can submit a New Drug Application ("NDA") for approval to market a drug. The FDA's review of an NDA is also lengthy and on average takes approximately two and one-half years.

Therapeutic products that may be developed and sold by the Company outside the United States will be subject to regulation by the various countries in which they are to be distributed. In addition, products manufactured in the United States which have not yet been cleared for domestic distribution will require FDA approval in order to be exported to foreign countries for distribution there.

In late 1992, legislation was enacted that imposed user fees on manufacturers of prescription drugs, antibiotic and biological products. Such fees will now be required for each application submitted for FDA review, with additional annual product and establishment fees being imposed as well. The revenues raised by these fees are earmarked specifically to increase the resources of the FDA, and by so doing to increase the speed with which the FDA reviews and approves drug and biological product marketing applications. By fiscal 1997, the user fee established by the legislation for an NDA will be $233,000, while the annual establishment fee will be $138,000. The legislation provides small companies (i.e., companies with fewer than 500 employees that are not currently marketing a prescription drug product) with a reduction in the initial application fee, and contains provisions for fee waivers. The Company is unable to predict the impact of this or similar user fee legislation upon its product development plans.

Under FDA regulations, sponsors of promising investigational drugs and biologics for certain immediately life-threatening or serious diseases may make those drugs or biologics available for treatment of patients prior to approval of an NDA. Cortex believes, therefore, that it, or its licensees, may be able to distribute certain proposed products, in limited fashion, while still in the clinical testing stage. However, because of the limitations imposed on commercialization under this program, this is not expected to be of significant economic benefit.

Under the Drug Price Competition and Patent Term Restoration Act of 1984, a product patent or use patent covering a drug, biological product or medical device may be extended for up to five years to compensate the patent holder for the time required for FDA review of the product. This law also establishes a period of time following approval of a drug during which the FDA may not accept or approve applications for certain similar or identical drugs from other sponsors. There can be no assurance that the Company or its licensees will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law, nor that it will not be adversely affected by the provisions should they be taken advantage of by competitors of the Company.

There can be no assurance that any required FDA or other governmental approval will be granted or, if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, or cause the Company to undertake additional procedures, which may be both costly and lengthy, and thereby furnish a competitive advantage to the competitors of the Company or its licensees.

Cortex does not have the financial and other resources to conduct the clinical testing and other procedures required to obtain approval to market its products and, accordingly, will be dependent on entering into joint ventures or other collaborative arrangements with third parties with the required resources in order to obtain the needed approvals. Cortex intends to enter into license or other arrangements with other pharmaceutical companies under which those companies would conduct the required clinical trials and bear the expenses of obtaining FDA approval for most or all of its proposed products. There can be no assurance that Cortex will be able to enter into such arrangements on favorable terms, or at all, or that such arrangements will ultimately result in obtaining the necessary governmental approvals.

The entire health care system in the U.S. is presently the subject of intense governmental review. There is no assurance that cost-control legislation that may be adopted will not adversely affect the market for or profitability of the Company's proposed products.

COMPETITION

The pharmaceutical industry is characterized by rapidly evolving technology and intense competition. Many companies of all sizes, including a number of major pharmaceutical companies and several specialized biotechnology companies, are engaged in activities similar to those of Cortex. A number of drugs intended for the treatment of Alzheimer's disease, age-related cognitive deficits, stroke and other neurodegenerative diseases and disorders are on the market or in the later stages of clinical testing. The Company's competitors have substantially greater financial and other resources and larger research and development staffs. Larger pharmaceutical company competitors also have significant experience in preclinical testing, human clinical trials and regulatory approval procedures.

In addition, colleges, universities, governmental agencies and other public and private research organizations will continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect license fees, milestone payment and royalties in change for license rights to technology that they have developed, some of which may be directly competitive with that of the Company. These institutions also compete with companies such as Cortex in recruiting highly qualified scientific personnel.

The Company expects technological developments in the neuropharmacology field to continue to occur at a rapid rate and expects competition will remain intense as advances continue to be made. Although the Company believes, based on the technical qualifications, expertise and reputations of its Scientific Directors, consultants and other key scientists, that it will be able to compete in the discovery and early clinical development of therapeutics for neurological disorders, the Company does not have the resources, and does not presently intend, to compete with major pharmaceutical companies in the areas of later stage clinical testing, manufacturing and marketing.

PRODUCT LIABILITY INSURANCE

The clinical testing, manufacturing and marketing of the Company's products may expose the Company to product liability claims. The Company maintains liability insurance with coverage limits of $5 million per occurrence and $5 million in the annual aggregate. Although the Company has never been subject to a product liability claim, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate or that one or more successful claims brought against the Company would not have a material adverse effect upon the Company's business, financial condition and results of operations. Further, if AMPALEX is approved by the FDA for marketing, there can be no assurance that adequate product liability insurance will be available, or if available, that it will be available at a reasonable cost. Any adverse outcome resulting from a product liability claim could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES


As of December 31, 1995, Cortex had 12 full-time employees and three part-time employees and had engaged 12 part-time Ph.D.-level scientific consultants. Of the 12 full-time employees, seven are engaged in research and development and five are engaged in management and administrative support. The Company also sponsors research in academic laboratories at the University of California, Irvine, Wake Forest University and New York University.


FACILITIES

The Company leases approximately 30,000 square feet of office, research laboratory and expansion space under an operating lease that expires May 31, 1999, with an additional five-year option at 95% of the then fair market rental rate. Current monthly rent on these facilities is approximately $20,000. The Company believes that this facility will be adequate for its research and development activities for at least the next three years.

LEGAL PROCEEDINGS

In October 1993, Alkermes notified the Company that Alkermes believed that it had rights to the development and commercialization of the Company's calpain inhibitors for cerebral vasospasm under the Development and License Agreement between the Company and Alkermes dated January 7, 1992 and amended October 6, 1992 (the "Alkermes Agreement"). On November 19, 1993, Alkermes filed an action in U.S. District Court in Massachusetts alleging that the Company had breached the Alkermes Agreement by developing calpain inhibitors for cerebral vasospasm. In September 1995, the Company and Alkermes agreed to a settlement of the dispute. Alkermes agreed to dismiss its action against the Company and to relinquish all rights previously granted them by the Company, as well as rights to related technologies developed by Alkermes subsequent to October 6, 1992. In return, the Company issued to Alkermes a $1,000,000 non-transferable, three-year promissory note accruing interest semi-annually at the federal funds rate. The Company also committed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations.

                                  MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND SCIENTIFIC DIRECTORS

The directors, executive officers and scientific directors of the Company are as follows:



      Name                     Age     Position
--------------------------------------------------------------------------------------------

Robert F. Allnut (2)            60     Director
Jerome M. Arnold (1)(3)         54     Director, member of Office of the Chief Executive
Carl W. Cotman, Ph.D. (1)       55     Director, Scientific Director of Alzheimer's Research
Michael G. Grey (2)(3)          43     Director
D. Scott Hagen                  40     Acting President and Chief Operating Officer,
                                       Vice President, Chief Financial Officer and
                                       Corporate Secretary
Gary S. Lynch, Ph.D (2)         52     Scientific Director of Memory Research
Harvey S. Sadow, Ph.D. (1)(2)   73     Chairman of the Board, Director
Davis L. Temple Jr., Ph.D. (1)  52     Director, member of Office of the Chief Executive



(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.
(3) Member of the Stock Option Committee.


ROBERT F. ALLNUT, 58, was Executive Vice President of the Pharmaceutical Manufacturers Association from May 1985 until February 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from May 1984 until May 1985. Prior to 1985, Mr. Allnut held numerous positions in the Federal Government over a 25-year period, including 15 years at NASA, where he served as Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnut serves as a member of the Board of Directors of the National Health Council and the National Council on Aging. Mr. Allnut holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. and L.L.M. degrees from George Washington University.


JEROME M. ARNOLD was elected as a director in December 1993, and was appointed co-member of the Office of the Chief Executive in October 1995. Mr. Arnold has been Chief Operating Officer, Clinics and Analytical Laboratories Worldwide, Pharmaco LSR Inc. since July 1994. Prior to that, he was President and Chief Executive Officer of CIBUS Pharmaceuticals, Inc., a pharmaceutical company, from August 1992 to June 1994. From March 1992 to August 1992, Mr. Arnold was Vice President of Market Planning and Development at Cato Research Ltd., and Executive Vice President of Operations of Research Triangle Pharmaceuticals Ltd., a contract clinical research organization and pharmaceutical company in its developmental stage, respectively, both of which are operating divisions of Cato Holdings, a privately-held firm. From June 1991 to December 1991, Mr. Arnold was Vice President of Marketing and Sales of Serono Laboratories, Inc., with responsibility for marketing, sales and business development. From 1988 to May 1991, Mr. Arnold was Vice President and General Manager of the hospital products division of Burroughs Wellcome Co. Mr. Arnold holds B.A. and B.S. degrees from Merrimack College, an M.B.A. degree from Suffolk University and has completed the Executive Program at the University of North Carolina Graduate School of Business Administration.

CARL W. COTMAN, PH.D. has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman has been a Professor of Psychobiology, Neurology, and Psychiatry at the University of California, Irvine since 1985. He was a Professor of Psychobiology and Neurology at that University from 1983 to 1985, and has held various other teaching and research positions at that University since 1968. He chaired the Scientific Advisory Council of the American Paralysis Association and is a member of numerous professional associations and committees, including the Council of the American Society for Neurochemistry, the National Institute of Aging Task Force, the American Association for the Advancement of Science and the International Society for Neurochemistry. Dr. Cotman has served on the editorial boards of numerous scientific journals and has authored or co-authored seven books and over 400 articles in the fields of neurobiology, memory and cognition, and the recovery of function after brain injury. Dr. Cotman holds a B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

MICHAEL G. GREY has been a director of the Company since September 1994. Since November 1994, Mr. Grey has been President of BioChem Therapeutic Inc., a wholly-owned subsidiary of BioChem Pharma Inc., an international biopharmaceutical company. From January 1994 to October 1994, Mr. Grey was Senior Vice President, Corporate Development of Titan Pharmaceuticals, Inc. a biopharmaceutical holding company and President and Chief Operating Officer at Ansan, Inc., an early stage biopharmaceutical company. From 1991 until 1993, Mr. Grey served as Vice President, Corporate Development of Glaxo, Inc., and from 1989 until 1991, Mr. Grey served as Director of International Licensing of Glaxo Holdings p.l.c., and was responsible for the worldwide licensing activities of Glaxo, Inc. Mr. Grey holds a B.Sc. degree in Chemistry from the University of Notingham.

D. SCOTT HAGEN was appointed Acting President and Chief Operating Officer in October 1995, has been Vice President and Chief Financial Officer of the Company since January 1992, and was Vice President-Finance and Administration from September 1988 through December 1991. Mr. Hagen has been Corporate Secretary since August 1991. From 1981 to August 1988, he was employed by Chembiomed Ltd., a Canadian biopharmaceutical company, where he served in a progression of scientific and administrative positions. Mr. Hagen holds a B.Sc. in Biochemistry and an M.B.A. from the University of Alberta in Edmonton, Canada, where he also completed two years of graduate level study in biochemistry.


GARY S. LYNCH, PH.D. has been a Scientific Director of and consultant to the Company since October 1987. He served as a director of the Company from December 1994 to December 1995, and from March 1988 to March 1989. Dr. Lynch has been a Professor in the Department of Psychobiology at the University of California, Irvine, since 1981, and has held various other teaching and research positions at that University since 1969. He is a Professor at the University's Center for the Neurobiology of Learning and Memory. Dr. Lynch is a member of the Neuroscience Society and the International Brain Research Organization. He also serves on the Advisory Board of the Cognitive Neurosciences Institute. Dr. Lynch has authored and co-authored over 400 articles and a number of books in the areas of neurobiology, cognition, and memory. Dr. Lynch holds a B.A. in Psychology from the University of Delaware and a Ph.D. in Psychology from Princeton University.


HARVEY S. SADOW, PH.D. has been a director of the Company since March 1988 and Chairman of the Board of Directors since January 1991. Dr. Sadow was President and Chief Executive Officer of Boehringer Ingelheim Corporation, a major health care company, from 1971 until his retirement in January 1988 and was Chairman of the Board of that company from 1988 through December 1990. Dr. Sadow was Chairman of the University of Connecticut Foundation, the President's Council of the American Lung Association, and the Connecticut Law Enforcement Foundation and was a member of the Board of Directors of the Pharmaceutical Manufacturers Association ("PMA") and Chairman of the Board of the PMA Foundation. Dr. Sadow is also a member of several other professional committees and societies, including the American Society for Clinical Pharmacology and Therapeutics. He has published extensively in the field of treatment of diabetes mellitus. Dr. Sadow is Chairman of Cholestech Corporation, a developer, manufacturer and seller of lipid measuring diagnostic products;a director of Penederm, Inc., a developer and marketer of specialized products in the dermatology area; a director of Cytel Corporation, a biotechnology firm; and a director of several privately-held companies in the health care field. Dr. Sadow holds a B.S. from the Virginia Military Institute, an M.S. from the University of Kansas, and a Ph.D. from the University of Connecticut.

DAVIS L. TEMPLE, JR., PH.D. has been a director of and consultant to the Company since March 1994, and was appointed co-member of the Office of the Chief Executive in October 1995. Dr. Temple has been a Managing Director at Stover Haley Burns, Inc., a life science advisory group since January 1994. From 1990 until 1993, Dr. Temple served as Vice President, CNS Drug Discovery, of Bristol-Myers Squibb and from 1984 to 1990 he served as Senior Vice President, CNS Research at Bristol-Myers Company. Dr. Temple holds a B.S. degree in Pharmacy from Louisiana State University and a Ph.D. degree in Medicinal Chemistry and Pharmacology from the University of Mississippi.

As a result of the resignation of Alan A. Steigrod as Chief Executive Officer and President as of October 31, 1995, and the appointment of D. Scott Hagen as Acting President and Chief Operating Officer, the Board created a committee of directors to serve as the Office of the Chief Executive on an interim basis. The Company anticipates that this committee, which consists of Jerome M. Arnold and Davis L. Temple, Jr., Ph.D., will participate in the management of the Company until the appointment of a permanent Chief Executive Officer.




OTHER OFFICERS

PHILIP N. HAMILTON joined Cortex as Vice President, Business Development in October 1995. From January 1995 to October 1995 he was an independent consultant to a number of early stage biopharmaceutical companies. From 1987 to January 1995 he was with Cambridge NeuroScience, Inc., where he served in a progression of scientific and administrative positions, most recently as Director, Licensing and Strategic Alliances, with responsibility for corporate partnering, new business opportunities and licensing. Prior to joining Cambridge NeuroScience, Mr. Hamilton was engaged in research at Harvard Medical School and St. George's Medical School, London, U.K. Mr. Hamilton holds a B.Sc.(Hons) in Pharmacology from the University of Edinburgh in Scotland, where he also completed four years of graduate level research in Neurobiology. He also holds an M.B.A. from Suffolk University, Boston.

GARY A. ROGERS, PH.D. has been Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara. From 1987 to 1994, Dr. Rogers served as an associate research biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an assistant adjunct professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an assistant professor at the University of Texas. Dr. Rogers is a co-inventor of the AMPAKINE family of AMPA receptor modulating compounds. He holds a B.S. degree in organic chemistry from the University of California, Los Angeles and a Ph.D. in bio-organic chemistry from the University of California, Santa Barbara.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 1995 to the Company's Chief Executive Officer and to the other executive officer employed by the Company as of June 30, 1995.

                           SUMMARY COMPENSATION TABLE


                                                                                 Long Term
                                     ANNUAL COMPENSATION                    COMPENSATION AWARDS
                          -------------------------------------------   --------------------------
Name and                                                Other Annual                     All Other
Principal Position        Year    Salary     Bonus    Compensation (2)   Options(#)   Compensation
--------------------------------------------------------------------------------------------------

Alan A. Steigrod (1)      1995   $207,440   $    --      $  12,559       195,600 (3)        $--
President and Chief       1994    196,602    74,000         17,483       119,500             --
Executive Officer         1993     74,000        --         21,273       180,000             --
D. Scott Hagen            1995   $124,583   $15,000      $   9,346        15,000            $--
Vice President,           1994    114,035    25,000          9,577            --             --
Chief Financial Officer   1993     96,692        --          8,308         5,000             --
and Secretary


-------------------

(1) Mr. Steigrod served as President and Chief Executive Officer from February 1993 through October 1995.
(2) Accrued or paid-out vacation pay, sick pay and/or relocation reimbursements.
(3) Represents options issued to replace 195,600 of canceled options.

OPTION MATTERS

OPTION GRANTS. The following table sets forth certain information concerning grants of stock options to each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                  % of Total
                                   Options
                                  Granted to
                        Options   Employees in   Exercise      Expiration
Name                    Granted   Fiscal Year    Price($/Sh)      Date
-------------------------------------------------------------------------

Alan A. Steigrod       100,000 (1)     30           $3.50        02/03/03
                        65,560 (1)     20            3.50        11/30/03
                        30,040 (1)      9            4.50        11/30/03

D. Scott Hagen          15,000          5           $3.125       01/12/05


-------------------
(1) Represents options issued to replace canceled options to purchase the same number of shares.

OPTION EXERCISES. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1995, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1995. Also reported are the values for "in the money" options which represent the positive spread between the exercise prices of any such existing stock options and $3.00, the last sale price of Common Stock on June 30, 1995 as reported by Nasdaq.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                     Value Realized
                                     (market price                                  Value of Unexercised
                                      at exercise      Number of Unexercised            In-the-Money
                   Shares Acquired   less exercise       Options at FY-End            Options at FY-End
Name                 on Exercise         price)      Exercisable  Unexercisable   Exercisable  Unexercisable
------------------------------------------------------------------------------------------------------------

Alan A. Steigrod          0              $  0          175,007       100,593        $    0          $0


D. Scott Hagen            0                 0           22,800        16,200         7,000           0


EMPLOYMENT AND CONSULTING AGREEMENTS


In February 1993, the Company entered into a three-year employment agreement with Mr. Steigrod. Mr. Steigrod resigned as President and Chief Executive Officer as of October 31, 1995. Under the agreement, Mr. Steigrod was entitled to a base salary of $210,000 per year with an annual bonus at the discretion of the Board of Directors of the Company, in cash and/or equity equal to between 15% and 50% of his base salary. In connection with his employment, Mr. Steigrod was granted options to purchase an aggregate of 180,000 shares of Common Stock, of which 100,000 shares have an exercise price of $8.75, the fair market value on the date of grant, and 80,000 shares have an exercise price of $4.375, representing 50% of fair market value on the date of grant. The options were 20% vested on the date of grant with the balance vesting periodically through January 31, 1998. In March 1995, 100,000 of these options were canceled and reissued as options to purchase 100,000 shares of common stock at $3.50 per share, the then fair market value of the common stock. Options to purchase an additional 95,600 shares with an exercise price of $9.375 per share, representing 100% of then fair market value, were granted to Mr. Steigrod on December 1, 1993 pursuant to a one-time anti-dilution provision in his employment agreement. These options were canceled on March 23, 1995 and reissued as options to purchase 65,560 shares of common stock at an exercise price of $3.50 per share, the then fair market value of the common stock, and options to purchase 30,040 shares of common stock at $4.50 per share. Such options have a term and vesting provisions identical to the options described above. In June 1995, Mr. Steigrod's annual salary was voluntarily decreased by $10,000. In October 1995, Mr. Steigrod resigned as President and Chief Executive Officer.



Mr. Hagen entered into a three-year employment agreement with the Company, commencing September 1, 1988. The employment agreement was renewed for additional one-year terms as of September 1, 1991, 1992 and 1993, and was amended and extended effective September 1, 1994 for a term which ended December 31, 1995. The agreement provides for a base salary of $130,000 with an annual bonus of between $10,000 and $30,000. In December 1993, options to purchase a total of 14,000 shares of Common Stock at an exercise price of $2.50 per share, which were originally granted in 1989, were extended by the Stock Option Committee for an additional three-year period, or until February 1997. The aggregate difference between exercise price and fair market value of the Common Stock on the date of the extension has been recorded as compensation expense. In the event that Mr. Hagen's employment is terminated other than for cause or as a result of his voluntary resignation, death or disability, he will receive a severance payment equal to six months' salary. Mr. Hagen voluntarily reduced his annual compensation by $5,000 beginning June 1, 1995.


Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company that provides for the payment of an annual consulting fee of $30,000. In December 1993, Dr. Lynch was awarded a bonus of $25,000 by the Board of Directors in recognition of his contributions to the AMPAKINE-TM- program. In September 1994, and again in July 1995, his consulting fee was increased to $50,000 and $75,000 per year, respectively. Also in September 1994, Dr. Cotman's consulting fee was increased to $33,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month. In June 1995, each of the consultants voluntarily reduced their annual consulting fees by $10,000. In December 1993, the Board of Directors instructed its Stock Option Committee to annually review the contributions of Drs. Cotman and Lynch and to grant stock options in recognition of those contributions, and to encourage future contributions, to them in such amounts as are deemed appropriate by the Committee. On December 13, 1993, the Committee granted options to purchase 5,000 shares of Common Stock, with an exercise price equal to 100% of fair market value of the Common Stock on the date of grant and vesting over a three-year period, to each of Drs. Cotman and Lynch. On the same date, an additional option to purchase 7,000 shares of Common Stock, with an exercise price equal to 100% of fair market value of the Common Stock and full vesting on the date of grant, was granted to Dr. Lynch in recognition of his contributions to the AMPAKINE-TM- program. On March 24, 1994, the Committee granted options to purchase 5,000 shares of Common Stock, with an exercise price equal to 100% of fair market value of the Common Stock on the date of grant and vesting over a three-year period, to each of Drs. Cotman and Lynch. On December 15, 1994, the Committee granted options to purchase 20,000 shares of Common Stock with an exercise price of $3.125 per share, the then fair market value, and vesting over a four-year period to Dr. Cotman. On the same date, Dr. Lynch was granted options to purchase 70,000 shares of Common Stock at the same exercise price, and with the same vesting period. On January 4, 1996, the Stock Option Committee granted options to Dr. Lynch to purchase 100,000 shares of Common Stock with an exercise price of $3.50 per share, the then fair market value, and immediate vesting. See also "Director Compensation."


Dr. Davis L. Temple, a director of the Company, signed a consulting agreement with the Company that includes the payment of consulting fees of $10,000 for each six months of service. On February 27, 1995, the Stock Option Committee, in recognition of his contributions to the Company, granted Dr. Temple an option to purchase 20,000 shares of the Company's common stock at an exercise price of $2.125 per share, representing the fair market value of the common stock on that date. See also "Director Compensation."

DIRECTOR COMPENSATION

Each non-employee director (other than those who join the Board of Directors to oversee an investment in the Company) receives $1,500 at each Board of Directors meeting attended, and an additional $750 annual retainer for each committee on which he or she serves.


Under the Company's 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan, each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) is automatically granted options to purchase 15,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 2,500 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 25% on the anniversary dates of the dates of grant. Non-employee directors who serve on the Board of Directors to oversee an investment in the Company receive options to purchase 5,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 1,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 25% on the last day of each calendar quarter following the dates of grant.


                              CERTAIN TRANSACTIONS

The Company's Restated Certificate of Incorporation provides that, pursuant to Delaware law, directors of the Company shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibility under any other law, such as the Federal securities laws. The Company has entered into Indemnification Agreements with each of the officers and directors that obligate the Company to indemnify such officers and directors as permitted by applicable law.

On July 23, 1993, the Company entered into an agreement with Vector Securities International, Inc. ("Vector"), under which it was agreed that Vector would serve the Company through November 30, 1995 as exclusive financial advisor in financial transactions and corporate partnering activities, as placement agent in future private offerings of securities of the Company and as co-managing underwriter in future public offerings of securities of the Company. In connection with the agreement, Vector was paid a $50,000 financial advisory fee and was issued a five-year non-redeemable warrant to purchase 10,000 shares of Common Stock. The Company also granted Vector a right of first refusal to act as co-managing underwriter in any public offering or as placement agent in any private placement completed prior to December 1, 1995. See "Description of Securities--Vector Warrants."

On December 1, 1993, the Company completed a $2.75 million private placement of its securities, for which Vector served as the placement agent. Vector was paid a placement agent fee of $1,096,800, was reimbursed for expenses aggregating $100,000, and was issued a five-year non-redeemable warrant to purchase 274,200 shares of Common Stock. In connection with Vector's assistance in reaching the settlement with Alkermes (See "Business--Legal Proceedings"), this warrant was cancelled and reissued as a new warrant to purchase 210,000 shares of the Company's common stock at $6.00 per share, at any time through January 15, 2000. See "Description of Securities--Vector Warrants."

As consideration for its agreement to provide financial advisory services related to corporate finance transactions and corporate partnering activities, as amended and extended November 29, 1994, Vector was paid an additional cash retainer of $50,000 and was issued a six-year non-redeemable warrant to purchase 35,000 shares of the Company's common stock at $5.00 per share, subject to adjustment under certain circumstances. Warrants to purchase 5,000 shares of the Company's common stock vested immediately, and warrants to purchase 15,000 shares of the Company's common stock shall vest upon the consummation of each strategic alliance when and as secured by Vector. Such strategic alliance may include, but is not limited to, a joint venture, partnership, license or other contract for the research, development, manufacture, distribution, sale or other activity relating to the Company's present or future products, the sale of any of the Company's assets or any rights in respect to its products or technology, or a commitment to provide funding for all or part of the Company's research and development activities. For its financial advisory assistance related to the licensing of the Company's calpain inhibitor technology,in January 1995 the Company paid a $20,000 cash retainer and issued to Vector a five-year non-redeemable warrant to acquire 50,000 shares of the Company's common stock at $3.00 per share, subject to adjustment under certain circumstances. The Company may be required to make additional payments of up to $500,000 for each strategic alliance secured by Vector prior to May 29, 1997. If a sale of the Company as presented by Vector is consummated before November 29, 1997, a fee of up to 3% of the aggregate consideration to be received by the Company will also be due and payable. See "Description of Securities--Vector Warrants."

                        PRINCIPAL STOCKHOLDERS


The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1995, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company's directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company's executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.




DIRECTORS, NOMINEES,                     SHARES              PERCENT OF
OFFICERS, AND 5%                      BENEFICIALLY          COMMON STOCK
STOCKHOLDERS                              OWNED          BENEFICIALLY OWNED
---------------------------------------------------------------------------

Robert F. Allnut                              0                   *

Jerome M. Arnold                          7,125 (1)               *

Carl W. Cotman, Ph.D.                   115,125 (2)             1.9

D. Scott Hagen                           27,350 (3)               *

Michael G. Grey                           5,000 (4)               *

Harvey S. Sadow, Ph.D.                   32,416 (5)               *

Alan A. Steigrod                        197,500 (6)             3.1

Davis L. Temple, Jr., Ph.D.              12,750 (7)               *

Quantum Partners LDC                  1,100,000                17.9
Soros Fund Management
888 Seventh Avenue, 33rd Floor
New York, NY 10106

All officers, directors and nominees
  as a group (7 persons)                199,766                 3.2



-------------------

*   Less than one percent

(1) Includes 7,125 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.
(2) Includes 17,125 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.
(3) Includes 26,950 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.

(4) Includes 5,000 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.
(5) Includes 22,416 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.
(6) Includes 194,300 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.
(7) Includes 12,750 shares that may be purchased upon exercise of options within 60 days of December 31, 1995.


The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.


                           DESCRIPTION OF SECURITIES

GENERAL


The authorized capital stock of the Company consists of: 20,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,250,000 shares have been designated as 9% Cumulative Convertible Preferred Stock (the "9% Preferred Stock"), 3,200,000 shares have been designated as Series B Convertible Preferred Stock (the "Series B Preferred Stock") and 160 shares have been designated as Series C Preferred Stock (the "Series C Preferred Stock").



As of January 1, 1996, there were 6,159,855 shares of Common Stock, 110,000 shares of 9% Preferred Stock, 150,000 shares of Series B Preferred Stockand 160 shares of Series C Preferred Stock outstanding. As of the same date, Alkermes, Inc. ("Alkermes") held warrants to acquire 200,000 shares of Common Stock (which expired January 6, 1996) Vector Securities International, Inc. ("Vector") held warrants to acquire 305,000 shares of Common Stock and Swartz Investments, Inc. ("Swartz") held warrants to purchase 106,195 shares of Common Stock. Also as of January 1, 1996, there were 595 record holders of Common Stock, 4 record holders of 9% Preferred Stock, 3 record holders of Series B Preferred Stock, 12 record holders of Series C Preferred Stock, one record holder of the Alkermes warrants, one record holder of the Vector warrants and one record holder of the Swartz warrants.



In addition, as of January 1, 1996 the Company had reserved an aggregate of 875,604 shares of Common Stock for issuance upon exercise of outstanding stock options held by employees, officers and consultants to the Company, 14,667 shares for issuance upon conversion of the 9% Preferred Stock, 14,717 shares for issuance upon conversion of the Series B Preferred Stock, 1,415,929 shares for issuance upon conversion of Series C Preferred Stock, 200,000 shares for issuance upon exercise of the Alkermes warrants (which expired January 6, 1996), 305,000 shares for issuance upon exercise of the Vector warrants, 106,195 shares for issuance upon exercise of the Swartz warrant and an aggregate of 89,790 shares for issuance upon exercise of Unit Purchase Options(which expired January 18, 1996).


UNITS AND UNIT PURCHASE OPTIONS

In July 1989, the Company publicly offered and sold Units consisting of 0.6 shares of Common Stock and two Class A warrants. The components of the Units were immediately and separately transferable. As adjusted for subsequent equity placements, each Class A warrant entitles the registered holder thereof to purchase 0.26 shares of Common Stock and one Class B warrant, and each Class B warrant entitles the registered holder thereof to purchase 0.26 shares of Common Stock.

In connection with its initial public offering, the Company sold to D.H. Blair Investment Banking Corp. ("Blair Investment") and certain of its affiliates, for nominal consideration, Unit Purchase Options to acquire 110,000 Units, with each Unit consisting of 0.60 shares of Common Stock and two Class A warrants, at a price of $46.50 per Unit from July 18, 1991 through July 17, 1994. In connection with subsequent issuances of securities by the Company, the number of Units purchasable under the Unit Purchase Options was adjusted to 29,930 and the per Unit purchase price was adjusted to $34.95, in accordance with anti-dilution provisions of the Unit Purchase Options. The exercise price of the Class A warrants issuable upon exercise of the Unit Purchase Options is $15.05 per share, as adjusted and subject to further adjustment. All of the Unit Purchase Options expired January 18, 1996.


COMMON STOCK


The holders of shares of Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors, in its discretion, out of funds legally available therefor, subject to preferences that may be applicable to any outstanding shares of Preferred Stock. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment of liabilities and after payment of any preferential amounts to which holders of shares of the 9% Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and any other series of Preferred Stock that may be outstanding in the future, may be entitled. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are, and the Shares of Common Stock when issued will be, fully paid and nonassessable.


WARRANTS

On July 23, 1993, in connection with the appointment of Vector Securities International, Inc. as exclusive financial advisor to the Company, Cortex issued to Vector a non-redeemable warrant to purchase 10,000 shares of Common Stock at a price of $7.75 per share, subject to adjustment under certain circumstances such as stock splits or stock dividends, at any time through July 22, 1998.

On December 1, 1993, in connection with the closing of a private placement of 2,750,000 shares of Common Stock, for which Vector acted as placement agent, the Company issued to Vector a similar warrant to purchase 274,200 shares of Common Stock at a price of $9.375 per share at any time through November 30, 1998. As consideration for Vector's assistance in reaching the settlement with Alkermes (see "Business--Legal Proceedings"), this warrant was cancelled and reissued as a new warrant to purchase 210,000 shares of the Company's common stock at $6.00 per share, at any time through January 15, 2000.

As consideration for its agreement to provide financial advisory services related to corporate finance transactions and corporate partnering activities, as amended and extended November 29, 1994, Vector was issued a six-year non-redeemable warrant to purchase 35,000 shares of the Company's common stock at $5.00 per share, subject to adjustment under certain circumstances. Warrants to purchase 5,000 shares of the Company's common stock vested immediately, and warrants to purchase 15,000 shares of the Company's common stock shall vest upon the consummation of each strategic alliance, as defined, when and as secured by Vector.

For its financial advisory assistance related to the licensing of the Company's calpain inhibitor technology, in January 1995 the Company issued Vector a five-year non-redeemable warrant to acquire 50,000 shares of the Company's common stock at $3.00 per share, subject to adjustment under certain circumstances, such as stock splits or stock dividends.


On December 8, 1995, in connection with the issuance of 160 shares of Series C Preferred Stock for an aggregate of $4,000,000, the Company issued to Swartz Investments, Inc. a five year warrant to purchase 106,195 shares of the Company's Common Stock at an exercise price of $2.825.


PREFERRED STOCK

The holders of the 9% Preferred Stock are not entitled to vote for the election of directors or upon any other matter presented to the stockholders, except and to the extent provided by applicable law. The holders of the 9% Preferred Stock are entitled to receive cumulative dividends, from and after June 15, 1989, at the rate of $.09 per share per annum, out of funds legally available therefor, when and as declared by the Board of Directors. Upon any liquidation, dissolution or winding up of the Company, or any merger or consolidation of the Company or other transaction in which more than 50% of the Company's voting power is transferred (except for an issuance of the Company's securities), the holders of the 9% Preferred Stock are entitled to receive an amount equal to $1.00 per share plus accrued and unpaid dividends. The holders of the 9% Preferred Stock are not entitled to share in assets remaining after such preference is satisfied. The Company has the right at any time to redeem the 9% Preferred Stock, in whole or in part, upon not less than 30 days' nor more than 60 days' written notice, at a price of $1.00 per share.

On July 28, 1994, holders of 63,750 shares of 9% Preferred Stock elected to have their shares redeemed at a price of $1.00 per share. This redemption was pursuant to a notice by the Company that its total stockholders' equity exceeded $5,000,000, which notice the Company was required to provide within 30 days after the last day of the first calendar quarter with respect to which, as of the last day of such calendar quarter, its total stockholders' equity was found to exceed $5,000,000. In connection with the provision of such notice, on January 28, 1994, the Company complied with the applicable provisions of Rule 13e-4 under the Securities Exchange Act of 1934 and filed with the Securities and Exchange Commission an Issuer Tender Offer Statement on Schedule 13E-4.

Each share of 9% Preferred Stock is convertible at any time at the option of the holder thereof into approximately 0.1333 shares of Common Stock, for an effective conversion price of $7.50 per share, subject to adjustment under certain circumstances (such as a stock dividend or a stock split) that result in an increase in the number of shares of Common Stock outstanding. Upon conversion of 9% Preferred Stock, accrued and unpaid dividends pertaining thereto do not convert to Common Stock, but rather are credited to additional paid-in capital.

The holders of Series B Preferred Stock are not entitled to vote for the election of directors or upon any other matter presented to the stockholders, except and to the extent provided by applicable law. In the event of any liquidation, dissolution, winding-up or other distribution of the assets of the Company, holders of Series B Preferred Stock are entitled to receive, after payment of the full liquidation preference to holders of 9% Preferred Stock, an amount equal to $0.6667 per share of Series B Preferred Stock. The Company has the right to redeem the Series B Preferred Stock for $0.6667 per share at any time after May 1, 1996. Each share of Series B Preferred Stock is convertible at any time at the option of the holder thereof into approximately 0.09812 shares of Common Stock at an effective conversion price of $6.795 per share, subject to adjustment under certain circumstances (such as a stock dividend or a stock split) that result in an increase in the number of shares of Common Stock outstanding.


The holders of the Series C Preferred Stock are not entitled to vote for the election of directors or upon any other matter presented to the stockholders, except to the extent provided by applicable law. So long as shares of Series C Preferred Stock are outstanding, the Company may not, without approval of holders of the majority of the outstanding shares of Series C Preferred Stock, alter or change adversely the rights of the Series C Preferred Stock, create any new class or series of stock having a preference over the Series C Preferred Stock with respect to distributions or do anything which would result in taxation of the holders of the Series C Preferred Stock under
Section 305 of the Internal Revenue Code. In the event of any liquidation, dissolution or winding-up of the Company, holders of Series C Preferred Stock are entitled to receive, after payment of the full liquidation preference to holders of 9% Preferred Stock and in parity with the Series B Preferred Stock, an amount equal to the sum of $25,000 plus an amount equal to 10% of $25,000 per year commencing December 8, 1995. The holders of the Series C Preferred Stock are not entitled to share in assets remaining after such preference is satisfied. Holders of Series C Preferred Stock may convert one-third of their shares of Series C Preferred Stock commencing January 22, 1996, an additional one-third commencing February 21, 1996 and an additional one-third commencing March 22, 1996. The number of shares of Common Stock issued on conversion of each share of Series C Preferred Stock will equal the liquidation preference (as described above) divided by the conversion price in effect on the date of conversion. The conversion price, at any time, equals the lesser of (i) $2.825 or (ii) X times the average closing bid price of the Common Stock for the five trading days immediately preceding the date of conversion, where X equals 1.85 minus the average closing bid price of Common Stock for the five trading days immediately preceding the date of conversion divided by the average closing bid price of the Common Stock for the ten trading days immediately preceding the date of conversion, provided that in no event shall X be less than .85 or greater than 1.0. For purposes of determining the conversion price, the closing bid price means the closing bid price on the over-the-counter market as reported by Nasdaq, or if traded on an exchange or the Nasdaq National Market, the mean of the high and low prices. Upon receipt of a notice of conversion from a Series C Preferred Stock holder, the Company may elect to redeem the shares of Series C Preferred Stock for a price equal to the closing bid price on the date of conversion multiplied by the number of shares of Common Stock issuable upon such conversion. To the extent not previously converted, each share of Series C Preferred Stock outstanding on December 8, 1997, shall be automatically converted into Common Stock on such date at the conversion price then in effect. The conversion price is also subject to adjustment under certain circumstances (such as a stock dividend, stock split or similar event).



The Restated Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, of which 549,840 shares remain undesignated. The Board of Directors, within the limitations and restrictions contained in the Restated Certificate of Incorporation and without further action by the Company's stockholders, has the authority to issue this undesignated Preferred Stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares entitled to vote and by the creation of class or series voting rights. In addition, any further issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock. Other than the shares of 9% Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, there are no shares of Preferred Stock currently issued and outstanding and the Company has no present plans to issue any additional shares of Preferred Stock or to establish or designate any new series of Preferred Stock.

TRANSFER AGENT AND WARRANT AGENT


American Stock Transfer and Trust Company, 40 Wall Street, New York, New York, 10005 serves as Transfer Agent for the Common Stock, 9% Preferred Stock and Series B Preferred Stock of the Company.


REGISTRATION RIGHTS


Holders of the Series C Preferred Stock and the Vector and Swartz warrants have certain demand and/or piggyback registration rights that pertain, in the aggregate, to 1,827,124 shares of Common Stock, based on the conversion rate of the Series C Preferred Stock on January 15, 1996. There are no shares presently outstanding. Any exercise of these registration rights will result in additional shares becoming freely tradable and may hinder efforts by the Company to arrange future financings.


The effect, if any, of public sales of previously restricted shares of Common Stock or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the resale of substantial amounts of previously restricted shares in the public market, either through exercise of registration rights or in reliance upon Rule 144, may adversely affect prevailing market prices for the Common Stock.


                             SELLING STOCKHOLDERS

The Shares are to be offered by and for the respective accounts of the Selling Stockholders. The number of Shares which each Selling Stockholder may offer is as follows:

                                                              Shares offered
                                                                 pursuant
                                              Shares owned       to this
Selling Stockholder                          before offering    Prospectus
----------------------------------------------------------------------------

Bernstein, Thomas J.........................     10,000            10,000
Quantum Partners LDC........................  1,100,000         1,100,000
Smith, Richard A. ..........................     20,000            20,000
Vector Securities International, Inc. ......    275,000 (1)       220,000


-------------------
(1) Includes an aggregate of 275,000 shares of Common Stock that may be acquired upon exercise of warrants.Vector Securities International, Inc. acts as a financial advisor to the Company and acted as placement agent for the Regulation D Placement.


                             PLAN OF DISTRIBUTION

The Company has been advised by each Selling Stockholder that the Selling Stockholder may sell its Shares from time to time in transactions on Nasdaq in negotiated transactions, by writing options on the Shares or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom the broker-dealer may act as an agent or to whom they may sell the Shares as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

The Selling Stockholders and broker-dealers who act in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the Shares as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.


                                  LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.


                                    EXPERTS

The financial statements of Cortex Pharmaceuticals, Inc. as of June 30, 1995 and 1994, for each of the two years in the period ended June 30, 1995, and for the period from inception (February 10, 1987) through June 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

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                                      43

                         INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                               ----
Report of Independent Auditors................................................................  F-2

Balance Sheets -- As of September 30, 1995 (unaudited) and June 30, 1995, and
  June 30, 1994...............................................................................  F-3

Statements of Operations -- For the three-month periods ended September 30, 1995 and
  1994 (unaudited), the period from inception (February 10, 1987) through September 30,
  1995 (unaudited), the years ended June 30, 1995 and 1994, and the period from inception
  (February 10, 1987) through June 30, 1995...................................................  F-4

Statements of Stockholders' Equity -- For the period from
  inception (February 10, 1987) through September 30, 1995....................................  F-5

Statements of Cash Flows -- For the three-month periods ended September 30, 1995 and
  1994 (unaudited), the period from inception (February 10, 1987) through September 30,
  1995 (unaudited), the years ended June 30, 1995 and 1994, and the period from inception
  (February 10, 1987) through June 30, 1995...................................................  F-8

Notes to Financial Statements.................................................................  F-9

                         REPORT OF INDEPENDENT AUDITORS


THE STOCKHOLDERS AND BOARD OF DIRECTORS
CORTEX PHARMACEUTICALS, INC.

We have audited the accompanying balance sheets of Cortex Pharmaceuticals, Inc. as of June 30, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for the years then ended and for the period from inception (February 10, 1987) through June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cortex Pharmaceuticals, Inc. at June 30, 1995 and 1994, and the results of its operations and its cash flows for the years then ended and for the period from inception (February 10, 1987) through June 30, 1995, in conformity with generally accepted accounting principles.




                                       ERNST & YOUNG LLP


San Diego, California
August 15, 1995,
except for Note 6, as to which the date is October 5, 1995

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
BALANCE SHEETS

                                                          (Unaudited)
                                                      September 30, 1995   June 30, 1995   June 30, 1994
--------------------------------------------------------------------------------------------------------
ASSETS

Current assets:
  Cash and cash equivalents                              $     89,974      $    149,880    $    160,956
  U.S. Government securities -- available for sale          2,972,598         3,689,356       9,423,093
  Other current assets                                         41,278            92,212         118,889
                                                         ------------      ------------    ------------
   Total current assets                                     3,103,850         3,931,448       9,702,938
Furniture, equipment and leasehold improvements, net          870,845           931,794         714,838
Other                                                          23,659            23,130          24,222
                                                         ------------      ------------    ------------
                                                         $  3,998,354      $  4,886,372    $ 10,441,998
                                                         ============      ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                       $    413,630      $    377,589    $    497,156
  Accrued dividends                                            54,450           183,150         175,669
  Accrued wages, salaries and related expenses                 31,523            35,223          47,542
  Current obligations under capital lease                       7,904             7,698              --
                                                         ------------      ------------    ------------
   Total current liabilities                                  507,507           603,660         720,367

Obligations under capital leases                                7,951            10,016              --

Note payable issuable to Alkermes, Inc.                     1,000,000         1,000,000              --

Redeemable preferred stock:
  9% cumulative convertible preferred stock, $0.001
   par value; $1.00 per share liquidation preference;
   shares authorized: 1,250,000; shares issued and
   outstanding: 433,750 (June 30, 1994)                            --                --         433,750

Stockholders' equity:
  9% cumulative convertible preferred stock, $0.001
   par value; $1.00 per share liquidation preference;
   shares authorized: 1,250,000; shares issued and
   outstanding: 110,000 (September 30, 1995) and
   370,000 (June 30, 1995)                                    110,000           370,000              --
  Series B convertible preferred stock, $0.001 par
   value; $0.6667 per share liquidation preference;
   shares authorized: 3,200,000; shares issued and
   outstanding: 150,000 (September 30, 1995) and
   525,000 (June 30, 1995 and 1994)                            86,810           303,837         303,837
  Common stock, $0.001 par value; shares authorized:
   20,000,000; shares issued and outstanding: 6,159,855
   (September 30, 1995), 6,085,201 (June 30, 1995)
   and 6,073,942 (June 30, 1994)                                6,160             6,085           6,074
  Additional paid-in capital                               24,573,281        23,957,790      23,708,502
  Deferred compensation                                      (131,220)         (145,359)       (201,451)
  Unrealized loss on available for sale
   U.S. Government securities                                  (6,474)          (18,606)       (163,562)
  Deficit accumulated during the development stage        (22,155,661)      (21,201,051)    (14,365,519)
                                                         ------------      ------------    ------------
   Total stockholders' equity                               2,482,896         3,272,696       9,287,881
                                                         ------------      ------------    ------------
                                                         $  3,998,354      $  4,886,372    $ 10,441,998
                                                         ============      ============    ============


    SEE ACCOMPANYING NOTES.

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
STATEMENTS OF OPERATIONS

                                                                      (Unaudited)
                                                                      Period from                                  Period from
                                                  (Unaudited)          inception                                    inception
                                              Three months ended      (February 10,                               (February 10,
                                                 September 30,        1987) through     Years ended June 30,      1987) through
                                            -----------------------   September 30,  --------------------------      June 30,
                                               1995         1994          1995           1995           1994           1995
--------------------------------------------------------------------------------------------------------------------------------
Revenues:
 Research and license revenue under an
  agreement with Alkermes, Inc.             $        --   $        --   $  3,600,000   $        --   $         --   $  3,600,000
 Grant revenue                                       --            --         94,717            --         39,665         94,717
                                            -----------   -----------   ------------   -----------   ------------   ------------
  Total revenues                                     --            --      3,694,717            --         39,665      3,694,717
                                            -----------   -----------   ------------   -----------   ------------   ------------

Operating expenses:
 Research and development                       665,478    1,074,401     16,957,013      4,138,731     3,226,858     16,291,535
 General and administrative                     323,444      426,296      8,730,271      1,665,134     1,780,792      8,406,827
 Settlement with Alkermes, Inc.                      --           --      1,227,977      1,227,977            --      1,227,977
                                            -----------  -----------   ------------   ------------  ------------   ------------
  Total operating expenses                      988,922    1,500,697     26,915,261      7,031,842     5,007,650     25,926,339
                                            -----------  -----------   ------------   ------------  ------------   ------------
Loss from operations                           (988,922)  (1,500,697)   (23,220,544)    (7,031,842)   (4,967,985)   (22,231,622)
Interest income, net                             34,312       44,812      1,204,557        196,310       262,994      1,170,245
                                            -----------  -----------   ------------   ------------  ------------   ------------
Net loss                                    $  (954,610) $(1,455,885)  $(22,015,987)  $ (6,835,532) $ (4,704,991)  $(21,061,377)
                                            ===========  ===========   ============   ============  ============   ============
Weighted average common shares outstanding    6,086,804    6,073,942                     6,075,454     4,880,338
                                            ===========  ===========                  ============  ============
Net loss per share                          $     (0.16) $     (0.24)                 $      (1.13) $      (0.97)
                                            ===========  ===========                  ============  ============


    SEE ACCOMPANYING NOTES.

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY


                                                               9%        Series B
                                                      convertible     convertible                      Additional
                                                        preferred       preferred          Common         paid-in
                                                            stock           stock           stock         capital
-----------------------------------------------------------------------------------------------------------------
BALANCE, FEBRUARY 10, 1987
  (date of inception)                                 $        --     $        --     $        --     $        --

  Sale of 1,420,000 shares of common stock,
     $0.005 per share                                          --              --           1,420           5,680
  Sale of 500,000 shares of common stock,
     $2.50 per share, net of expenses                          --              --             500       1,076,089
  Issuance of 11,000 shares of common stock
     for services, $2.50 per share                             --              --              11          27,489
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1988                                         --              --           1,931       1,109,258

  Conversion of subordinated convertible note
     and interest payable into 83,868 shares of
     common stock, $2.50 per share                             --              --              84         209,586
  Issuance of 500 shares of common stock for
     services, $2.50 per share                                 --              --               1           1,249
  Conversion of 5,000 shares of 9% preferred
     stock into 3,333 shares of common stock                   --              --               3          22,903
  9% preferred stock dividends                                 --              --              --         (55,125)
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1989                                         --              --           2,019       1,287,871

  Initial public offering of 660,000 shares of
     common stock, $10.00 per share,
     net of expenses                                           --              --             660       5,244,230
  Redemption of 70,000 shares of common
     stock, $0.005 per share                                   --              --             (70)           (280)
  9% preferred stock dividends                                 --              --              --        (110,250)
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1990                                         --              --           2,609       6,421,571

  Sale of 3,181,253 shares of Series B
     convertible preferred stock, $0.6667
     per share, net of expenses                                --       1,841,108              --              --
  Conversion of 182,200 shares of 9% preferred
     stock into 24,293 shares of common stock                  --              --              24         170,039
  Issuance of compensatory stock options                       --              --              --         330,084
  Amortization of deferred compensation                        --              --              --              --
  9% preferred stock dividends                                 --              --              --         (85,653)
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1991                                $        --     $ 1,841,108     $     2,633     $ 6,836,041
                                                      -----------     -----------     -----------     -----------

     CONTINUED . . .


                                                                      Unrealized loss         Deficit
                                                                         on available     accumulated
                                                                        for sale U.S.      during the
                                                         Deferred          Government     development
                                                     compensation          securities           stage           Total
---------------------------------------------------------------------------------------------------------------------
BALANCE, FEBRUARY 10, 1987
  (date of inception)                                 $        --         $        --     $        --     $        --

  Sale of 1,420,000 shares of common stock,
     $0.005 per share                                          --                  --              --           7,100
  Sale of 500,000 shares of common stock,
     $2.50 per share, net of expenses                          --                  --              --       1,076,589
  Issuance of 11,000 shares of common stock
     for services, $2.50 per share                             --                  --              --          27,500
  9% preferred stock accretion                                 --                  --          (2,560)         (2,560)
  Net loss                                                     --                  --        (400,193)       (400,193)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1988                                         --                  --        (402,753)        708,436

  Conversion of subordinated convertible note
     and interest payable into 83,868 shares of
     common stock, $2.50 per share                             --                  --              --         209,670
  Issuance of 500 shares of common stock for
     services, $2.50 per share                                 --                  --              --           1,250
  Conversion of 5,000 shares of 9% preferred
     stock into 3,333 shares of common stock                   --                  --              --          22,906
  9% preferred stock dividends                                 --                  --              --         (55,125)
  9% preferred stock accretion                                 --                  --         (32,733)        (32,733)
  Net loss                                                     --                  --      (1,222,517)     (1,222,517)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1989                                         --                  --      (1,658,003)       (368,113)

  Initial public offering of 660,000 shares of
     common stock, $10.00 per share,
     net of expenses                                           --                  --              --       5,244,890
  Redemption of 70,000 shares of common
     stock, $0.005 per share                                   --                  --              --            (350)
  9% preferred stock dividends                                 --                  --              --        (110,250)
  9% preferred stock accretion                                 --                  --         (33,064)        (33,064)
  Net loss                                                     --                  --      (2,187,870)     (2,187,870)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1990                                         --                  --      (3,878,937)      2,545,243

  Sale of 3,181,253 shares of Series B
     convertible preferred stock, $0.6667
     per share, net of expenses                                --                  --              --       1,841,108
  Conversion of 182,200 shares of 9% preferred
     stock into 24,293 shares of common stock                  --                  --              --         170,063
  Issuance of compensatory stock options                 (291,938)                 --              --          38,146
  Amortization of deferred compensation                    90,016                  --              --          90,016
  9% preferred stock dividends                                 --                  --              --         (85,653)
  9% preferred stock accretion                                 --                  --         (32,075)        (32,075)
  Net loss                                                     --                  --      (2,593,968)     (2,593,968)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1991                                $  (201,922)        $        --     $(6,504,980)    $ 1,972,880
                                                      -----------         -----------     -----------     -----------

     CONTINUED . . .

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY
(CONTINUED)


                                                               9%        Series B
                                                      convertible     convertible                      Additional
                                                        preferred       preferred          Common         paid-in
                                                            stock           stock           stock         capital
-----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1991                                $        --     $ 1,841,108     $     2,633     $ 6,836,041

  Sale of 150,000 shares of common stock to
     Alkermes, Inc., $10.00 per share                          --              --             150       1,499,850
  Conversion of 306,275 shares of 9% preferred
     stock into 40,835 shares of common stock                  --              --              40         335,283
  Conversion of 1,525,003 shares of Series B
     preferred stock into 149,629 shares of
     common stock                                              --        (882,576)            150         882,426
  Issuance of 73,979 shares of common stock
     upon exercise of stock options                            --              --              74         110,313
  Issuance of two shares of common stock upon
     exercise of warrants                                      --              --              --              27
  Issuance of compensatory stock options                                       --              --          24,532
  Forfeiture of compensatory stock options                     --              --              --        (146,182)
  Amortization of deferred compensation                        --              --              --              --
  9% preferred stock dividends                                 --              --              --         (68,906)
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1992                                         --         958,532           3,047       9,473,384

  Conversion of 287,150 shares of 9% preferred
     stock into 38,287 shares of common stock                  --              --              38         360,398
  Conversion of 1,081,250 shares of Series B
     preferred stock into 106,088 shares of
     common stock                                              --        (625,758)            106         625,652
  Redemption of 12,627 shares of common
     stock, $7.65 per share                                    --              --             (12)        (96,662)
  Issuance of 30,789 shares of common stock
     upon exercise of stock options                            --              --              31          60,915
  Issuance of compensatory stock options                       --              --              --         350,000
  Amortization of deferred compensation                        --              --              --              --
  9% preferred stock dividends                                 --              --              --         (53,028)
  9% preferred stock accretion                                 --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1993                                $        --     $   332,774     $     3,210     $10,720,659
                                                      -----------     -----------     -----------     -----------

     CONTINUED . . .


                                                                      Unrealized loss         Deficit
                                                                         on available     accumulated
                                                                        for sale U.S.      during the
                                                         Deferred          Government     development
                                                     compensation          securities           stage           Total
---------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1991                                $  (201,922)        $        --     $(6,504,980)    $ 1,972,880

  Sale of 150,000 shares of common stock to
     Alkermes, Inc., $10.00 per share                          --                  --              --       1,500,000
  Conversion of 306,275 shares of 9% preferred
     stock into 40,835 shares of common stock                  --                  --              --         335,323
  Conversion of 1,525,003 shares of Series B
     preferred stock into 149,629 shares of
     common stock                                              --                  --              --              --
  Issuance of 73,979 shares of common stock
     upon exercise of stock options                            --                  --              --         110,387
  Issuance of two shares of common stock upon
     exercise of warrants                                      --                  --              --              27
  Issuance of compensatory stock options                  (19,375)                 --              --           5,157
  Forfeiture of compensatory stock options                146,182                  --              --              --
  Amortization of deferred compensation                    58,567                  --              --          58,567
  9% preferred stock dividends                                 --                  --              --         (68,906)
  9% preferred stock accretion                                 --                  --         (23,242)        (23,242)
  Net loss                                                     --                  --      (2,354,770)     (2,354,770)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1992                                    (16,548)                 --      (8,882,992)      1,535,423

  Conversion of 287,150 shares of 9% preferred
     stock into 38,287 shares of common stock                  --                  --              --         360,436
  Conversion of 1,081,250 shares of Series B
     preferred stock into 106,088 shares of
     common stock                                              --                  --              --              --
  Redemption of 12,627 shares of common
     stock, $7.65 per share                                    --                  --              --         (96,674)
  Issuance of 30,789 shares of common stock
     upon exercise of stock options                            --                  --              --          60,946
  Issuance of compensatory stock options                 (280,000)                 --              --          70,000
  Amortization of deferred compensation                    36,897                  --              --          36,897
  9% preferred stock dividends                                 --                  --              --         (53,028)
  9% preferred stock accretion                                 --                  --         (16,000)        (16,000)
  Net loss                                                     --                  --        (761,536)       (761,536)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1993                                $  (259,651)        $        --     $(9,660,528)    $ 1,136,464
                                                      -----------         -----------     -----------     -----------

     CONTINUED . . .

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
STATEMENTS OF STOCKHOLDERS' EQUITY
(CONTINUED)


                                                               9%        Series B
                                                      convertible     convertible                      Additional
                                                        preferred       preferred          Common         paid-in
                                                            stock           stock           stock         capital
-----------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1993                                $        --     $   332,774     $     3,210     $10,720,659

  Sale of 2,750,000 shares of common stock,
     $5.00 per share, net of expenses                          --              --           2,750      12,359,611
  Sale of 103,577 shares of common stock,
     $6.40 per share, net of expenses                          --              --             104         510,707
  Conversion of 15,625 shares of 9% preferred stock
     into 2,083 shares of common stock                         --              --               2          20,545
  Conversion of 50,000 shares of Series B preferred
     stock into 4,906 shares of common stock                   --         (28,937)              5          28,932
  Issuance of compensatory stock options                       --              --              --         100,625
  Amortization of deferred compensation                        --              --              --              --
  Issuance of 3,401 shares of common stock upon
     exercise of stock options                                 --              --               3           6,461
  9% preferred stock dividends                                 --              --              --         (39,038)
  Unrealized loss on available for sale
     U.S. Government securities                                --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1994                                         --         303,837           6,074      23,708,502

  Reclassification of unredeemed 9%
     preferred stock                                      370,000              --              --              --
  Issuance of warrants to purchase
     265,000 shares of common stock                            --              --              --         232,746
  Adjustment of accrued dividends for
     redemption of 9% preferred stock                          --              --              --          25,819
  Issuance of 11,272 shares of common stock
     upon exercise of stock options                            --              --              11          24,023
  Amortization of deferred compensation                        --              --              --              --
  9% preferred stock dividends                                 --              --              --         (33,300)
  Decrease in unrealized loss on available for
     sale U.S. Government securities                           --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, JUNE 30, 1995                                $   370,000     $   303,837     $     6,085     $23,957,790
                                                      -----------     -----------     -----------     -----------

  Conversion of 260,000 shares of 9% preferred
     stock into 34,667 shares of common stock            (260,000)             --              35         388,665
  Conversion of 375,000 shares of Series B preferred
     stock into 36,793 shares of common stock                  --        (217,027)             37         216,990
  Issuance of 3,401 shares of common stock upon
     exercise of stock options                                 --              --               3           9,836
  Amortization of deferred compensation                        --              --              --              --
  Decrease in unrealized loss on available for
     sale U.S. Government securities                           --              --              --              --
  Net loss                                                     --              --              --              --
                                                      -----------     -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 1995 (Unaudited)               $   110,000     $    86,810     $     6,160     $24,573,281
                                                      -----------     -----------     -----------     -----------


                                                                      Unrealized loss         Deficit
                                                                         on available     accumulated
                                                                        for sale U.S.      during the
                                                         Deferred          Government     development
                                                     compensation          securities           stage           Total
---------------------------------------------------------------------------------------------------------------------
BALANCE, JUNE 30, 1993                                $  (259,651)        $        --     $(9,660,528)    $ 1,136,464

  Sale of 2,750,000 shares of common stock,
     $5.00 per share, net of expenses                          --                  --              --      12,362,361
  Sale of 103,577 shares of common stock,
     $6.40 per share, net of expenses                          --                  --              --         510,811
  Conversion of 15,625 shares of 9% preferred stock
     into 2,083 shares of common stock                         --                  --              --          20,547
  Conversion of 50,000 shares of Series B preferred
     stock into 4,906 shares of common stock                   --                  --              --              --
  Issuance of compensatory stock options                       --                  --              --         100,625
  Amortization of deferred compensation                    58,200                  --              --          58,200
  Issuance of 3,401 shares of common stock upon
     exercise of stock options                                 --                  --              --           6,464
  9% preferred stock dividends                                 --                  --              --         (39,038)
  Unrealized loss on available for sale
     U.S. Government securities                                --            (163,562)             --        (163,562)
  Net loss                                                     --                  --      (4,704,991)     (4,704,991)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1994                                   (201,451)           (163,562)    (14,365,519)      9,287,881

  Reclassification of unredeemed 9%
     preferred stock                                           --                  --              --         370,000
  Issuance of warrants to purchase
     265,000 shares of common stock                            --                  --              --         232,746
  Adjustment of accrued dividends for
     redemption of 9% preferred stock                          --                  --              --          25,819
  Issuance of 11,272 shares of common stock
     upon exercise of stock options                            --                  --              --          24,034
  Amortization of deferred compensation                    56,092                  --              --          56,092
  9% preferred stock dividends                                 --                  --              --         (33,300)
  Decrease in unrealized loss on available for
     sale U.S. Government securities                           --             144,956              --         144,956
  Net loss                                                     --                  --      (6,835,532)     (6,835,532)
                                                      -----------         -----------     -----------     -----------
BALANCE, JUNE 30, 1995                                $  (145,359)        $   (18,606)    $(21,201,051)   $ 3,272,696
                                                      -----------         -----------     -----------     -----------

  Conversion of 260,000 shares of 9% preferred
     stock into 34,667 shares of common stock                  --                  --              --         128,700
  Conversion of 375,000 shares of Series B preferred
     stock into 36,793 shares of common stock                  --                  --              --              --
  Issuance of 3,401 shares of common stock upon
     exercise of stock options                                 --                  --              --           9,839
  Amortization of deferred compensation                    14,139                  --              --          14,139
  Decrease in unrealized loss on available for
     sale U.S. Government securities                           --              12,132              --          12,132
  Net loss                                                     --                  --        (954,610)       (954,610)
                                                      -----------         -----------     -----------     -----------
BALANCE, SEPTEMBER 30, 1995 (Unaudited)               $  (131,220)        $    (6,474)    $(22,155,661)   $ 2,482,896
                                                      -----------         -----------     -----------     -----------

         SEE ACCOMPANYING NOTES.

CORTEX PHARMACEUTICALS, INC.
(A Development Stage Enterprise)
STATEMENTS OF CASH FLOWS

                                                                                            (Unaudited)
                                                                                            Period from
                                                                   (Unaudited)                inception
                                                               Three months ended         (February 10,
                                                                  September 30,           1987) through
                                                          ----------------------------    September 30,
                                                                 1995             1994             1995
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  NET LOSS                                                $  (954,610)     $(1,455,885)    $(22,015,987)
  Adjustments to reconcile net loss
    to net cash used in operating activities:
      Depreciation and amortization                            58,173           45,522          936,971
      Settlement with Alkermes, Inc.                               --               --        1,227,977
      Changes in operating assets/liabilities:
        Accounts payable and accrued expenses                  32,341         (109,689)         445,153
        Accrued interest on U.S. Govt. securities             (21,080)          (5,858)         (39,041)
        Other current assets                                   50,934          (30,438)         (41,278)
        Interest receivable from former officer                    --               --          (19,274)
      Realized loss on sale of U.S. Govt. securities              551           23,085           53,598
      Stock option compensation expense                        14,139           14,138          527,839
      Stock issued for services                                    --               --           28,750
      Reduction in note receivable from former
        officer -- compensation expense                            --               --           22,600
      Other                                                        --               --            7,989
                                                          -----------      -----------     ------------
  NET CASH USED IN OPERATING ACTIVITIES                      (819,552)      (1,519,125)     (18,864,703)
                                                          -----------      -----------     ------------

Cash flows from investing activities:
  U.S. Government securities -- available for sale
    Purchases                                                      --       (3,853,748)     (16,847,670)
    Sales                                                     749,418        5,863,594       13,854,041
  Purchase of fixed assets                                         --         (135,134)      (1,778,540)
  Sale of fixed assets                                          2,777               --           10,236
  Decrease (increase) in --
    Other assets                                                 (529)           1,092          (40,399)
    Note receivable from former officer                            --               --         (100,000)
                                                          -----------      -----------     ------------
  NET CASH PROVIDED BY (USED IN)
    INVESTING ACTIVITIES                                      751,666        1,875,804       (4,902,332)
                                                          -----------      -----------     ------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                        9,839               --       20,913,098
  Redemption of 9% preferred stock                                 --          (63,750)         (63,750)
  Principal payments on capitalized leases                     (1,859)              --           (8,118)
  Proceeds from issuance of Series B
    convertible preferred stock                                    --               --        1,841,108
  Proceeds from issuance of 9% preferred stock                     --               --        1,076,588
  Proceeds from subordinated convertible note                      --               --          208,333
  Payment of 9% preferred stock dividends                          --               --         (110,250)
                                                          -----------      -----------     ------------
  NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                        7,980          (63,750)      23,857,009
                                                          -----------      -----------     ------------

Increase (decrease) in cash and cash equivalents              (59,906)         292,929           89,974
Cash and cash equivalents, beginning of period                149,880          160,956               --
                                                          -----------      -----------     ------------
Cash and cash equivalents, end of period                  $    89,974      $   453,885     $     89,974
                                                          ===========      ===========     ============


                                                                                            Period from
                                                                                              inception
                                                                                          (February 10,
                                                              Years ended June 30,        1987) through
                                                          ----------------------------         June 30,
                                                                 1995             1994             1995
--------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  NET LOSS                                                $(6,835,532)     $(4,704,991)    $(21,061,337)
  Adjustments to reconcile net loss
    to net cash used in operating activities:
      Depreciation and amortization                           208,928          164,636          878,798
      Settlement with Alkermes, Inc.                        1,227,977               --        1,227,977
      Changes in operating assets/liabilities:
        Accounts payable and accrued expenses                (131,886)         347,234          412,812
        Accrued interest on U.S. Govt. securities              52,014          (69,975)         (17,961)
        Other current assets                                   26,677          (43,297)         (92,212)
        Interest receivable from former officer                    --               --          (19,274)
      Realized loss on sale of U.S. Govt. securities           53,047               --           53,047
      Stock option compensation expense                        56,092          158,825          513,700
      Stock issued for services                                    --               --           28,750
      Reduction in note receivable from former
        officer -- compensation expense                            --               --           22,600
      Other                                                     4,769            1,253            7,989
                                                          -----------      -----------     ------------
  NET CASH USED IN OPERATING ACTIVITIES                    (5,337,914)      (4,146,315)     (18,045,151)
                                                          -----------      -----------     ------------

Cash flows from investing activities:
  U.S. Government securities -- available for sale
    Purchases                                              (3,868,775)     (12,978,895)     (16,847,670)
    Sales                                                   9,642,408        3,462,215       13,104,623
  Purchase of fixed assets                                   (401,912)        (202,074)      (1,778,540)
  Sale of fixed assets                                             --            3,600            7,459
  Decrease (increase) in --
    Other assets                                                1,092           (8,835)         (39,870)
    Note receivable from former officer                            --               --         (100,000)
                                                          -----------      -----------     ------------
  NET CASH PROVIDED BY (USED IN)
    INVESTING ACTIVITIES                                    5,372,813       (9,723,989)      (5,653,998)
                                                          -----------      -----------     ------------

Cash flows from financing activities:
  Proceeds from issuance of common stock                       24,034       12,879,636       20,903,259
  Redemption of 9% preferred stock                            (63,750)              --          (63,750)
  Principal payments on capitalized leases                     (6,259)              --           (6,259)
  Proceeds from issuance of Series B
    convertible preferred stock                                    --               --        1,841,108
  Proceeds from issuance of 9% preferred stock                     --               --        1,076,588
  Proceeds from subordinated convertible note                      --               --          208,333
  Payment of 9% preferred stock dividends                          --               --         (110,250)
                                                          -----------      -----------     ------------
  NET CASH PROVIDED BY (USED IN)
    FINANCING ACTIVITIES                                      (45,975)      12,879,636       23,849,029
                                                          -----------      -----------     ------------

Increase (decrease) in cash and cash equivalents              (11,076)        (990,668)         149,880
Cash and cash equivalents, beginning of period                160,956        1,151,624               --
                                                          -----------      -----------     ------------
Cash and cash equivalents, end of period                  $   149,880      $   160,956     $    149,880
                                                          ===========      ===========     ============

         SEE ACCOMPANYING NOTES.

CORTEX PHARMACEUTICALS, INC.
(A development stage enterprise)
NOTES TO FINANCIAL STATEMENTS

Period from inception (February 10, 1987) through September 30, 1995

ALL INFORMATION AS OF SEPTEMBER 30, 1995, FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1995 AND 1994, AND FOR THE PERIOD FROM INCEPTION (FEBRUARY 10,
1987) THROUGH SEPTEMBER 30, 1995 IS UNAUDITED. IN THE OPINION OF MANAGEMENT, ALL ADJUSTMENTS (CONSISTING ONLY OF NORMAL RECURRING ACCRUALS) CONSIDERED NECESSARY FOR A FAIR PRESENTATION HAVE BEEN INCLUDED. OPERATING RESULTS FOR THE THREE-MONTH PERIOD ENDED SEPTEMBER 30, 1995 ARE NOT NECESSARILY INDICATIVE OF THE RESULTS THAT MAY BE EXPECTED FOR THE FISCAL YEAR ENDING JUNE 30, 1996.

NOTE 1 -- BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS -- Cortex Pharmaceuticals, Inc. (the "Company") was formed to engage in the discovery and development of diagnostic and therapeutic products for age-related diseases and disorders of the brain, such as Alzheimer's disease and stroke. Since its formation in 1987, the Company has been engaged in organizational activities and in internal and sponsored research and development activities.

BASIS OF PRESENTATION; DEVELOPMENT STAGE ENTERPRISE -- From inception through September 30, 1995, the Company has generated only modest operating revenues and has incurred losses aggregating $22,015,947. As of September 30, 1995, the Company had working capital of $2,596,343. Under current spending plans, it is anticipated that this amount will be sufficient to meet the Company's capital requirements through June 30, 1996. This planned spending incorporates a reduction in personnel that was effected in June 1995 and a continuing reduced level of effort in the Company's program to develop a therapeutic for the treatment of the underlying pathology of Alzheimer's disease. Successful completion of the Company's development plan and its transition, ultimately, to attaining profitable operations is dependent upon obtaining additional financing adequate to fulfill its research and development activities, and achieving a level of revenues adequate to support the Company's cost structure. There can be no assurance that the Company will be successful in these areas.

REVERSE STOCK SPLIT; AUTHORIZED SHARES -- On January 11, 1995, the Company effected a one-for-five reverse stock split of its common stock and in connection therewith revised the authorized number of shares of common stock from 50,000,000 to 20,000,000, with no change in the par value of $0.001 per share. The accompanying financial statements and all references to the number of shares and per share amounts have been adjusted to reflect the effect of the reverse split.

CASH EQUIVALENTS -- The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

INVESTMENTS IN DEBT SECURITIES -- Effective July 1, 1993, the Company adopted FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Implementation has not had a material effect on the results of operations or the financial position of the Company. At September 30, 1995 and June 30, 1995, the Company's investments in debt securities consisted of $2,972,598 and $3,689,356 of U.S. Government securities, respectively, with maturities of six months or less. These securities are classified as available for sale, and are carried at fair value, which is determined using quoted market rates. Under FAS No. 115 guidelines, the amortized cost of debt securities classified as available for sale is adjusted for amortization of premiums and accretions of discounts to maturity. Such amortization and accretion, as well as realized gains and losses, are included in net interest income, while unrealized gains and losses are reported as a separate component of stockholders' equity.

INCOME TAXES -- Effective July 1, 1993, the Company adopted FAS No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred assets and liabilities for expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. As permitted under the new standard, financial statements for prior years have not been restated. The cumulative effect of adopting FAS No. 109 as of July 1, 1993 was immaterial to the Company.

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Furniture, equipment and leasehold improvements are recorded at cost and are being depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from five to ten years, or the life of the lease, as appropriate.

NET LOSS PER SHARE -- Net loss per share is computed based on the weighted average number of common shares outstanding during the period, and incorporates preferred stock dividends that accrued during the period. Shares issuable upon conversion of preferred stock and upon exercise of outstanding stock options and warrants are not included since the effects would be anti-dilutive.

RESEARCH AND DEVELOPMENT COSTS -- All costs related to research and development activities are treated as expenses in the period incurred.

RECLASSIFICATIONS -- Certain previously reported amounts have been reclassified to conform with the 1995 presentations.

NOTE 2 -- FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

Furniture, equipment and leasehold improvements consist of the following:


                                     September 30, 1995  June 30, 1995  June 30, 1994
                                     ------------------------------------------------
         Laboratory equipment           $  960,391         $  963,169     $  803,374
         Leasehold improvements            575,367            575,367        315,367
         Furniture and equipment            89,773             89,773         88,433
         Computers and software            158,700            158,700        153,951
                                        ----------         ----------     ----------
                                         1,784,231          1,787,009      1,361,125
         Accumulated depreciation         (913,386)          (855,215)      (646,287)
                                        ----------         ----------     ----------
                                        $  870,845         $  931,794     $  714,838
                                        ----------         ----------     ----------
                                        ----------         ----------     ----------

NOTE 3 -- PREFERRED STOCK

The Company has authorized a total of 5,000,000 shares of preferred stock, par value $0.001 per share, of which 1,250,000 shares have been designated as 9% Cumulative Convertible Preferred Stock (non-voting, "9% Preferred"); 3,200,000 shares have been designated as Series B Convertible Preferred Stock (non-voting, "Series B Preferred"); and 550,000 shares are presently undesignated and may be issued with such rights and powers as the Board of Directors may designate.

The 9% Cumulative Convertible Preferred Stock as of September 30, 1995, June 30, 1995 and June 30, 1994 consisted of 110,000, 370,000 and 433,750 shares, respectively, of an original 1,250,000 shares of 9% Preferred issued in connection with a May 1988 private placement. Each share of 9% Preferred is convertible into approximately 0.1333 shares of common stock at an effective conversion price of $7.50 per share of common stock, as adjusted and subject to further adjustment under certain circumstances, such as stock splits or stock dividends. Cash dividends on shares of 9% Preferred accrue semiannually on June 15th and December 15th at the rate of $0.09 per share per annum. In order to conserve capital for operations, the Company has elected not to distribute the dividends that have accrued from June 15, 1990. Upon conversion of 9% Preferred, accrued and unpaid dividends are credited to additional paid-in capital. Accrued and unpaid dividends as of September 30, 1995, June 30, 1995 and June 30, 1994 were $54,450, $183,150 and $175,669, respectively. In July 1994, holders of 63,750 shares of 9% Preferred elected to redeem their shares, for $1.00 per share, pursuant to a mandatory redemption feature that has since expired. The Company may redeem the 9% Preferred at any time at a price of $1.00 per share upon not less than 30 nor more than 60 days' notice.

Series B Convertible Preferred Stock as of September 30, 1995, June 30, 1995 and June 30, 1994 consisted of 150,000, 525,000 and 525,000 shares, respectively, of Series B Preferred issued in connection with a May 1991 private placement. The Company sold 42.4167 Units, with each Unit consisting of 75,000 shares of Series B Preferred (for an aggregate of 3,181,253 shares) and 25,000 Class C warrants (for an aggregate of 1,060,417 warrants; Note 4). Each share of Series B Preferred is convertible into approximately 0.09812 shares of common stock at an effective conversion price of $6.795 per share of common stock, as adjusted and subject to further adjustment under certain circumstances such as stock splits or stock dividends. The Series B Preferred may be redeemed by the Company at a price of $0.6667 per share upon 30 days' notice at any time after May 1, 1996. The liquidation preference of the Series B Preferred is subordinate to that of the 9% Preferred.

NOTE 4 -- COMMON STOCK AND COMMON STOCK PURCHASE WARRANTS

In July 1989, the Company completed an initial public offering of 1,100,000 Units, with each Unit consisting of 0.6 shares of common stock and two redeemable Class A warrants, for an aggregate of 660,000 shares of common stock and 2,200,000 Class A warrants. Each Class A warrant entitles the holder to purchase 0.26 shares of common stock and one redeemable Class B warrant at a price of $10.62 per share of common stock, as adjusted and subject to further adjustment. The Class A warrants are separately transferable from the common stock. Each Class B warrant entitles the holder to purchase 0.26 shares of common stock at a price of $16.415 per share, as adjusted and subject to further adjustment. The Class A warrants and Class B warrants are redeemable by the Company at any time on 30 days' written notice, at $0.25 per warrant, provided that the average closing bid price of the common stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") system for 30 consecutive trading days ending within 15 days of the date on which notice of redemption is given exceeds $21.25 per share and $30.00 per share, respectively. The Class A warrants and Class B warrants were to expire on April 17, 1995 and July 17, 1995, respectively. On February 27, 1995, the Company extended the expiration dates of the Class A and Class B warrants to December 31, 1995. During the year ended June 30, 1992, ten Class A warrants were exercised; therefore, 2,199,990 Class A warrants and ten Class B warrants were outstanding as of September 30, 1995, June 30, 1995 and June 30, 1994.

In connection with its May 1991 private placement (Note 3), the Company issued 1,060,417 Class C warrants. Each Class C warrant entitles the holder to purchase 0.26 shares of common stock at a price of $9.185 per share, as adjusted and subject to further adjustment. The Class C warrants are redeemable by the Company at any time on 30 days' written notice, at $0.10 per warrant, provided that the average closing bid price of the common stock as reported by the Nasdaq system for 30 consecutive trading days ending within 15 days of the date on which notice of redemption is given exceeds $23.56 per share. On February 27, 1995, the expiration date for the Class C warrants was extended from April 30, 1995 to December 31, 1995. As of September 30, 1995, all of the originally issued Class C warrants remained outstanding.

In connection with its agreement with Alkermes, Inc. ("Alkermes"; Note 6), the Company sold Alkermes 150,000 shares of common stock and issued non-redeemable warrants to Alkermes to purchase an additional 400,000 shares of common stock, for total consideration of $1,500,000. Under the warrant agreements, 200,000 shares of common stock were purchasable by Alkermes through January 6, 1995 for $12.50 per share. These warrants have since expired. Another 200,000 shares of common stock may be purchased by Alkermes at any time through January 6, 1996 for $37.50 per share, as adjusted and subject to further adjustment under certain circumstances such as stock splits or stock dividends. Alkermes was also granted certain registration rights under the Federal securities laws.

In October 1993, the Company sold 103,577 shares of its common stock at a price of $6.40 per share, resulting in net proceeds of $510,811. The shares were acquired by four non-U.S. purchasers in a private placement transaction pursuant to Regulation S of the Securities and Exchange Commission.

In December 1993, the Company completed a private placement of 2,750,000 shares of its common stock at a price of $5.00 per share, resulting in net proceeds of $12,363,361. The shares were acquired by 39 institutional and accredited individual purchasers in a private placement transaction pursuant to Regulation D of the Securities and Exchange Commission. Vector Securities International, Inc. ("Vector") acted as placement agent for the transaction and was issued warrants in connection therewith (Note 8).

As of September 30, 1995, 29,384 shares of common stock were reserved for issuance upon conversion of outstanding 9% Preferred and Series B Preferred (Note 3); 1,419,706 shares were reserved for issuance upon exercise of the Class A Class B and Class C warrants; 200,000 shares were reserved for issuance upon exercise of warrants held by Alkermes; 369,200 shares were reserved for issuance upon exercise of warrants held by Vector; 274,371 shares were reserved for issuance upon exercise of outstanding stock options (Note 5); and 209,510 shares were reserved for issuance under Unit Purchase Options (Note 8).

NOTE 5 -- STOCK OPTION AND STOCK PURCHASE PLANS

EMPLOYEE/DIRECTOR OPTION PLAN -- The Company's 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan provides for the granting by the Company of options and rights to purchase up to an aggregate of 500,000 shares of the Company's authorized but unissued common stock (subject to adjustment under certain circumstances, such as stock splits, recapitalizations and reorganizations) to directors, officers and other employees of the Company. The exercise price of nonqualified stock options and the purchase price of stock offered under this plan, which terminates February 2, 1999, must be at least 85% of the fair market value of the common stock on the date of grant. The exercise price of incentive stock options must be at least equal to the fair market value of the common stock on the date of grant. Each non-employee director (other than those who serve on the Board of Directors to oversee an investment in the Company) is automatically granted options to purchase 15,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 2,500 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the common stock on the date of grant, have a ten-year term and vest in equal increments of 25% on the anniversary dates of the dates of grant. Non-employee directors who serve on the Board of Directors to oversee an investment in the Company receive options to purchase 5,000 shares of common stock upon commencement of service as a director and additional options to purchase 1,000 shares of common stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 25% on the last day of each calendar quarter following the dates of grant. The foregoing formula grant program for non-employee directors is subject to approval by the Corporation's stockholders. On March 23, 1995, options to purchase 100,000 shares of common stock at an exercise price of $8.75 per share previously granted to the Company's President and Chief Executive Officer, Alan A. Steigrod, were canceled and reissued as options to purchase 100,000 shares of common stock at $3.50 per share, the then fair market value of the common stock. As of September 30, 1995 and June 30, 1995, options to purchase an aggregate of 402,187 and 424,061 shares of common stock, respectively, were outstanding under this plan, and an additional 68,274 and 49,594 shares of common stock, respectively, were reserved for future option grants.

CONSULTANT PLAN -- The Company's 1989 Special Nonqualified Stock Option and Stock Purchase Plan provides for the granting by the Company of options and rights to purchase up to an aggregate of 300,000 shares of the Company's authorized but unissued common stock (subject to adjustment under certain circumstances, such as stock splits, recapitalizations and reorganizations) to consultants to the Company. The exercise price of nonqualified stock options and the purchase price of stock offered under this plan, which terminates February 2, 1999, must be at least 50% of the fair market value of the common stock on the date of grant. On May 24, 1995, options to purchase an aggregate of 51,000 shares of common stock previously granted to several consultants to the Company were repriced from a weighted average exercise price of $7.19 per share to $3.125 per share, the then fair market of the common stock. As of September 30, 1995 and June 30, 1995, options to purchase an aggregate of 215,207 and 219,207 shares of common stock, respectively, were outstanding under this plan, and an additional 49,026 and 45,026 shares of common stock, respectively, were reserved for future option grants.

EXECUTIVE STOCK PLAN -- In 1991, in connection with his election as Chairman of the Board, Harvey S. Sadow, Ph.D. was granted an option to purchase 10,000 shares of common stock at an exercise price of $2.19 per share, representing 50% of the fair market value of the common stock on the date of grant. In 1993, in connection with his appointment as President and Chief Executive Officer, Alan A. Steigrod was granted an option to purchase 80,000 shares of common stock at an exercise price of $4.375 per share, representing 50% of the then fair market value of the common stock. In December 1993, Mr. Steigrod was issued additional options to purchase 95,600 shares of common stock at $9.375 per share, the then fair market value of the common stock, in accordance with anti-dilution provisions contained in his employment agreement. These latter options were canceled on March 23, 1995 and reissued as options to purchase 65,560 shares of common stock at $3.50 per share, the then fair market value of the common stock, and options to purchase 30,040 shares of common stock at an exercise price of $4.50 per share. As of September 30, 1995 and June

30, 1995, options to purchase an aggregate of 185,600 shares of common stock were outstanding under the Executive Stock Plan, and an additional 157,071 shares of common stock were reserved for future option grants.

As of September 30, 1995 and June 30, 1995, options to purchase an aggregate of 350,219 and 340,632 shares of common stock, respectively, were exercisable under the Company's stock option plans. During the years ended June 30, 1995 and 1994 and the period from inception (February 10, 1987) through June 30, 1995, options to purchase 0, 0, and 261,289 shares of common stock, respectively, were issued to certain directors, officers and consultants of the Company with exercise prices below the fair market value of the common stock on the dates of grant. No such below-market options have been issued since June 30, 1995. The aggregate difference between the fair market value on the date of grant and the exercise price of the options granted is being recorded as compensation expense over the vesting period of the options. In February 1994, an option to purchase 14,000 shares of common stock that was previously issued to an officer was extended for three years. The aggregate difference between fair market value at the time of the extension and the exercise price of the options was recorded as compensation expense at the time of the extension. Stock option compensation expense related to these transactions, aggregating $14,139, $14,138, $527,839, $56,092, $158,825 and
$513,700 for the three-month periods ended September 30, 1995 and 1994, the period from inception (February 10, 1987) through September 30, 1995, the years ended June 30, 1995 and 1994 and the period from inception (February 10, 1987) through June 30, 1995, respectively, has been recorded in the accompanying statements of operations.

Stock option transactions under the Company's stock option plans for the two years ended June 30, 1995 and the three-month period ended September 30, 1995 are summarized below:

                                                NUMBER     EXERCISE PRICE
                                              OF SHARES       PER SHARE
                                              ---------------------------
         Outstanding as of June 30, 1993        342,797    $0.95 - 10.95
           Granted                              210,653     6.25 -  9.40
           Exercised                             (3,401)    1.55 -  3.15
           Forfeited                               (382)            1.90
                                               --------    -------------
         Outstanding as of June 30, 1994        549,667     0.95 - 10.95
           Granted                              556,970     1.75 -  5.00
           Exercised                            (11,272)    1.56 -  3.13
           Forfeited                           (266,497)    1.88 -  9.38
                                               --------    -------------
         Outstanding as of June 30, 1995        828,868    $0.95 - 10.95
                                               --------    -------------
           Granted                                4,746     2.63 -  5.75
           Exercised                             (3,194)    1.88 -  4.53
           Forfeited                            (27,426)    1.88 -  9.06
                                               --------    -------------
         Outstanding as of September 30, 1995   802,994    $0.95 - 10.95
                                               --------    -------------
                                               --------    -------------
         Available for future grant             274,371
                                               --------
                                               --------

NOTE 6 -- AGREEMENT WITH ALKERMES, INC.; LEGAL PROCEEDINGS

In January 1992, the Company entered into a development and license agreement with Alkermes, Inc. ("Alkermes") for the development, clinical testing and commercialization of the Company's calpain inhibitor products, which was subsequently amended in October 1992 (the "Alkermes Agreement"). Under the Alkermes Agreement, the Company granted to Alkermes an exclusive worldwide license to commercialize calpain inhibitor products for the prevention and treatment of acute and chronic neurodegenerative diseases and disorders of the central and peripheral nervous systems. Under the Alkermes Agreement, which involved the sale of common stock and the issuance of common stock purchase warrants to Alkermes (Note 4), the Company received an aggregate of $3,100,000 in research payments over the 18-month period ended June 30, 1993, and a $500,000 payment in October 1992 in connection with a limited expansion of Alkermes' commercial rights. In October 1993, Alkermes notified the Company that Alkermes believed that it had rights under the Alkermes Agreement to the development and commercialization of the Company's calpain inhibitors for cerebral vasospasm. In November 1993, Alkermes filed an action in U.S. District Court in Massachusetts alleging that the Company had breached the Alkermes Agreement by developing calpain inhibitors for cerebral vasospasm. On October 5, 1995, the Company and Alkermes agreed to a settlement of the dispute. Alkermes agreed to dismiss its action against the Company and to relinquish all rights previously granted them by the Company, as well as rights to related technologies developed by Alkermes subsequent to October 6, 1992. In return, the Company issued to Alkermes a

$1,000,000 non-transferable, three-year promissory note accruing interest semi-annually at the federal funds rate. The Company also committed to pay Alkermes a graduated royalty on calpain inhibitor development proceeds, as defined and subject to certain limitations.

NOTE 7 -- COMMITMENTS

The Company leases its offices and research laboratories under an operating lease that expires May 31, 1999, with an additional five-year option at 95% of the then fair market rental rate. Rent expense under this lease for the three-month periods ended September 30, 1995 and 1994, the period from inception (February 10, 1987) through September 30, 1995, the years ended June 30, 1995 and 1994 and the period from inception (February 10, 1987) through June 30, 1995 was $43,000, $54,000, $1,274,000, $232,000, $193,000
and $1,231,000, respectively. Commitments under the lease for the years ending June 30, 1996, 1997, 1998 and 1999 are $192,000, $198,000, $203,000
and $192,000, respectively. Minimum obligations have not been reduced by minimum sublease rentals of $60,500 receivable through May 1996 under a noncancelable sublease.

As of June 30, 1995, the Company was obligated to two officers under employment agreements expiring through February 1996 that involve annual salary payments aggregating $325,000 and that provide for bonuses under certain circumstances. Also as of June 30, 1995, the Company was committed under scientific consulting and external research agreements to annual payments aggregating approximately $665,000.

In the fiscal years ending June 30, 1991 and June 30, 1993, the Company entered agreements with two academic institutions that provide the Company exclusive rights to certain of the technologies that it is developing. Under the terms of the agreements, the Company is committed to royalty payments, including minimum annual royalties of $85,000, $95,000, $95,000, $95,000 and $105,000 for the years ending June 30, 1996, 1997, 1998, 1999 and 2000, respectively. Thereafter, minimum annual royalties are $105,000 for the remaining life of the patents covering the subject technologies. One of the agreements commits the Company to pay up to an additional $875,000 dependent upon achieving clinical testing and regulatory approval milestones.

NOTE 8 -- RELATED PARTY TRANSACTIONS

From inception (February 10, 1987) through June 30, 1991, the Company made payments aggregating $1,319,112 to a founding stockholder for commissions and underwriting fees for private and public offerings and for interest payments on a note formerly held by such stockholder. No such payments have been made since June 30, 1991.

From inception (February 10, 1987) through June 30, 1993, the Company paid or accrued scientific and other consulting fees to stockholders aggregating $606,993. In the years ended June 30, 1995 and 1994, such consulting fees aggregated $106,583 and $129,821, respectively. In addition, the Company is obligated to make royalty payments to certain of its scientific consultants, some of whom are stockholders, and to one officer, upon successful commercialization of certain of its products by the Company or its licensees.

In 1988, the Company provided to a former officer a relocation loan in the amount of $100,000, bearing interest at 5% per annum, originally due in June 1991 and subsequently extended to December 1992. The Board of Directors reduced the principal amount of the loan to $90,000 as of January 1, 1990 and to $77,400 as of July 1, 1991, with the reductions recorded as salary expense. The outstanding principal and accrued interest on this loan aggregating $96,674 was paid off by the former officer in September 1992 by surrender of 12,627 shares of common stock at the then fair market value.

In connection with its initial public offering in July 1989, the Company entered into an agreement granting a then related party entity a five-year right of first refusal to act as underwriter or agent for public and private offerings. The Company also sold to the related party entity and certain of its affiliates, for nominal consideration, Unit Purchase Options to acquire 110,000 Units, with each Unit consisting of 0.60 shares of common stock and two Class A warrants, at a price of $46.50 per Unit. The Unit Purchase Options were originally exercisable over the period from July 18, 1991 through July 17, 1994. In connection with subsequent issuances of securities by the Company, the number of Units purchasable under the Unit Purchase Options has been adjusted to 29,930 and the per Unit purchase price has been adjusted to $34.95, in accordance with anti-dilution provisions of the Unit Purchase Options. In July 1993, the formerly related party entity agreed to surrender its right of first refusal to act as underwriter or agent in future private and public offerings of securities by the Company, in exchange for a cash payment of $66,000, possible future cash payments of up to $14,000, and an extension of its Unit Purchase Option through January 17, 1996.

On July 23, 1993, the Company entered into an agreement with Vector Securities International, Inc. ("Vector"), under which Vector agreed to serve as exclusive financial advisor to the Company in connection with corporate finance transactions and corporate partnering of the Company's cognition enhancement and Alzheimer's disease programs. In connection with the agreement, the Company paid a $50,000 cash retainer and issued to Vector a five-year non-redeemable warrant to acquire 10,000 shares of common stock at an exercise price of $7.75 per share, subject to adjustment under certain circumstances. The Company also granted Vector a right of first refusal to act as co-managing underwriter in any public offering or as placement agent in any private placement completed prior to December 1, 1995.

In connection with its services as placement agent in the private placement that was completed December 1, 1993 (Note 4), Vector was paid a placement agent's fee of $1,096,800 and was issued a five-year non-redeemable warrant to purchase 274,200 shares of the Company's common stock at $9.375 per share, subject to adjustment under certain circumstances. In connection with Vector's assistance in reaching the settlement with Alkermes (Note 6), this warrant was canceled and reissued as a new warrant to purchase 210,000 shares of the Company's common stock at $6.00 per share, at any time through January 15, 2000. The value of this new warrant was computed utilizing the Black-Scholes option pricing model, and was recorded with the expense of the settlement with Alkermes in the accompanying statement of operations.

As consideration for its agreement to provide financial advisory services related to corporate finance transactions and corporate partnering activities, as amended and extended November 29, 1994, Vector was paid an additional cash retainer of $50,000 and was issued a six-year non-redeemable warrant to purchase 35,000 shares of the Company's common stock at $5.00 per share, subject to adjustment under certain circumstances. Warrants to purchase 5,000 shares of the Company's common stock vested immediately, and warrants to purchase 15,000 shares of the Company's common stock shall vest upon the consummation of each strategic alliance when and as secured by Vector. Such strategic alliances may include, but are not limited to, joint ventures, partnerships, licenses or other contracts for the research, development, manufacture, distribution, sale or other activity relating to the Company's present or future products, the sale of any of the Company's assets or any rights in respect to its products or technology, or commitments to provide funding for all or part of the Company's research and development activities. For an expansion of its financial advisory assistance to include the Company's calpain inhibitor technology, in January 1995 the Company paid a $20,000 cash retainer and issued to Vector a five-year non-redeemable warrant to acquire 50,000 shares of the Company's common stock at $3.00 per share, subject to adjustment under certain circumstances. The Company may be required to make additional payments of up to $500,000 for each strategic alliance secured by Vector prior to May 29, 1997. If a sale of the Company as presented by Vector is consummated before November 29, 1997, Vector will receive a fee of up to 3% of the aggregate consideration received by the Company.

NOTE 9 -- INCOME TAXES

As of June 30, 1995, the Company had federal and California tax net operating loss carryforwards of approximately $19,168,000 and $3,539,000, respectively. The difference between the federal and California tax loss carryforwards is primarily attributable to the capitalization of research and development expenses for California franchise tax purposes and the fifty percent limitation on California loss carryforwards. The federal and California tax loss carryforwards will begin expiring in 2003 and 1995, respectively. The Company also has federal and California research and development tax credit carryforwards totaling $665,000 and $152,000, respectively, which will begin expiring in 2003. Utilization of the net operating losses and tax credit carryforwards from the tax years ended on or before June 30, 1992 is subject to an annual limitation of approximately $1,500,000, due to ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. In the event that there should be future substantial changes of ownership, these annual limitations may become more restrictive. Pursuant to Internal Revenue Code Sections 382 and 383, use of the Company's net operating loss carryforwards may be limited if a cumulative change in ownership of more than 50% occurs within any three year period.

Significant components of the Company's deferred tax assets as of June 30, 1995 are shown below. A valuation allowance of $9,079,000, of which $2,964,000 is related to fiscal 1995, has been recognized to offset the deferred tax assets, as realization is uncertain.

Deferred tax assets:

                                                                   JUNE 30,
                                                               1995           1994
                                                           --------------------------
           Net operating loss carryforwards                $ 6,836,000    $ 5,069,000
           Research and development credits                    817,000        433,000
           Capitalized research and development costs          980,000        613,000
           Settlement with Alkermes, Inc.                      430,000             --
           Other-net                                            16,000             --
           Net deferred tax assets                           9,079,000      6,115,000
                                                           -----------    -----------
           Valuation allowance for deferred tax assets      (9,079,000)    (6,115,000)
                                                           -----------    -----------
           Total deferred tax assets                       $       --     $        --
                                                           -----------    -----------
                                                           -----------    -----------


NOTE 10 -- SUBSEQUENT EVENT



On December 8, 1995, the Company completed a private placement of 160 shares of newly created Series C Preferred Stock at a price of $25,000 per share, resulting in net proceeds of approximately $3,600,000. The shares are convertible, commencing as to one-third of total shares on each of January 22, 1996, February 21, 1996 and March 22, 1996, into the Company's common stock in accordance with a conversion formula that is indexed to the average bid price of the Company's common shares. In addition, holders of the Series C Preferred Stock have a liquidation preference, after payment of full liquidation preference to holders of 9% Preferred Stock and in parity with the Series B Preferred Stock, of an amount equal to the sum of $25,000, plus an amount equal to 10% of $25,000 per year commencing December 8, 1995. Upon receipt of a notice of conversion from a Series C Preferred Stock holder, the Company may elect to redeem the shares for a price equal to the closing bid price on the date of conversion multiplied by the number of shares of common stock issuable upon such conversion. On December 8, 1997 each share of Series C Preferred Stock still outstanding will automatically convert into common stock at the conversion price then in effect. The Company may redeem the Series C Preferred Stock at any time commencing January 22, 1996, subject to certain restrictions, at a redemption price ranging from 115% to 130% of the liquidation preference. The Company intends to use the proceeds for general corporate purposes, and to fund additional clinical testing and preclinical toxicology studies of its lead compounds.



In connection with the placement the Company paid to Swartz Investments, Inc. ("Swartz") commissions and expenses of $400,000. In addition, the Company issued Swartz a five year warrant to purchase 106,195 shares of the Company's common stock at an exercise price of $2.825 per share.



The Class A, Class B and Class C warrants (Note 4) expired on December 31, 1995. The Alkermes warrant (Note 4) and the Unit Purchase Options (Note 8) expired as of January 6, 1996 and January 18, 1996, respectively.

                      [This page intentionally left blank]

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE ANY OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.



                             ===================



                              TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . .
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Price Range of Common Stock. . . . . . . . . . . . . . . . . . . . . . .
Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . .
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Certain Transactions . . . . . . . . . . . . . . . . . . . . . . . . . .
Principal Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . .
Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . .
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . .
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
Index to Financial Statements  . . . . . . . . . . . . . . . . . . . . .    F-1
Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . .    F-2
Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . .    F-3



                             ===================



                               1,350,000 SHARES

                         CORTEX PHARMACEUTICALS, INC.

                                 COMMON STOCK






                             ===================
                                 PROSPECTUS
                             ===================









                              January ___, 1996

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers and directors in terms sufficiently broad as to include indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Restated Certificate of Incorporation of the Company provides that the Company shall indemnify officers and directors to the fullest extent permitted by statute.

In addition, as permitted by Section 102(b)(7) of the Delaware Corporation Law, the Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of the director's fiduciary duty of care. However, as provided by Delaware law, such limitation of liability will not act to limit liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) arising under the provision of the Delaware General Corporation Law relating to unlawful distributions, or (iv) for any transaction from which the director derived an improper benefit.

The Company has entered into indemnification agreements with each of its directors and officers, which provide for the indemnification of directors and officers of the Company against any and all expenses, judgements, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering (excluding commissions). All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                            Amount
                                                         ---------
      SEC Registration Fee                               $  11,283 *
      Accounting Fees and Expenses                          32,500 **
      Legal Fees and Expenses                               42,500 **
      Miscellaneous                                         85,000 **
                                                         ---------
                                                         $ 171,283
                                                         ---------
                                                         ---------

      *     Previously paid.
      **    These amounts have been partially paid previously.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

The following consists of information relating to unregistered securities sold by the Company during the past three years. Numbers of shares have been revised to reflect a one-for-five reverse stock split that was effected January 11, 1995.

 1. On July 23, 1993, the Company issued a warrant to purchase 10,000 shares of Common Stock to Vector Securities International, Inc. ("Vector") in connection with the appointment of Vector as exclusive financial advisor to the Company.

 2. On October 22, 1993, the Company sold an aggregate of 103,577 shares of Common Stock to four overseas investors for an aggregate of $662,891.

 3. On December 1, 1993, the Company sold an aggregate of 2,750,000 shares of Common Stock to 39 accredited investors for an aggregate of $13,750,000, and issued a warrant to purchase 274,200 shares of Common Stock to Vector, who acted as placement agent for the transaction.

 4. On November 29, 1994, the Company issued a warrant to purchase 35,000 shares of Common Stock to Vector, in connection with Vector's assistance with corporate partnering activities.

 5. On January 20, 1995, the Company issued a warrant to purchase 50,000 shares of Common Stock to Vector, in connection with their assistance in negotiating a resolution to the dispute with Alkermes, Inc.


 6. On December 8, 1995, the Company sold an aggregate of 160 shares of Series C Preferred Stock to 12 overseas investors for gross proceeds of $4,000,000.


 7. On December 8, 1995, the Company issued a warrant to purchase 106,195 shares of Common Stock to Swartz Investments, Inc. in connection with their assistance with the foregoing placement.



The foregoing sales of securities described in paragraphs 1,3,4,5 and 7 above were made in reliance upon the exemption from the registration provisions of the Securities Act of 1933 set forth in Section 4(2) thereof as transactions by an issuer not involving any public offering. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial condition of the Company, and each of the purchasers acquiring securities in exchange for cash consideration represented that it was acquiring the shares for investment and not with a view to the distribution thereof. At the time of issuance, all of the foregoing shares of Common Stock were deemed to be restricted securities for purposes of the Securities Act of 1933 and the certificates representing such securities bear legends to that effect. The foregoing sale of securities described in paragraphs 2 and 6 above was made pursuant to Regulation S under the Securities Act of 1933.


ITEM 27.  EXHIBITS

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------

   3.1 Restated Certificate of Incorporation dated April 11, 1989, as amended on June 27, 1989, April 29, 1991, May 1, 1991, May 22, 1991,
          November 12, 1992, January 11, 1995 and December 8, 1995, incorporated by reference to Exhibit 3.1 of the Company's Current Report on Form 8-K filed December 22, 1995.

   3.2    By-Laws of the Company, as currently in effect. *


   5.1    Opinion of Stradling, Yocca, Carlson & Rauth (previously filed)

  10.2 Consulting Agreement, dated October 30, 1987, between the Company and Carl W. Cotman, Ph.D. * **

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------

  10.3 Consulting Agreement, dated as October 30, 1987, between the Company and Gary S. Lynch, Ph.D. * **

  10.8 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan. * **

  10.9    1989 Special Nonqualified Stock Option and Stock Purchase Plan. * **


  10.18 License Agreement, dated February 11, 1991 between the Company and Georgia Tech Research Corporation, incorporated by reference to
          Exhibit 10.18 of the Company's Amendment on Form 8 filed November 27, 1991 to the Company's Annual Report on Form 10-K filed
          September 30, 1991. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).

  10.19 License Agreement dated March 27, 1991 between the Company and the Regents of the University of California, incorporated by reference to Exhibit 10.19 of the Company's Amendment on Form 8 filed November 27, 1991 to the Company's Annual Report on Form 10-K filed September 30, 1991. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934).


  10.28 Amendment to 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan adopted October 22, 1992, incorporated by reference to Exhibit 10.28 of the Company's Annual Report on Form 10-K filed September 16, 1992. **

  10.29 Amendment dated October 6, 1992 to Development and License Agreement dated January 7, 1992 between the Company and Alkermes, incorporated by reference to Exhibit 10.29 of the Company's Annual Report on Form 10-K filed May 14, 1992.

  10.30 Employment Agreement dated February 4, 1993 between the Company and Alan A. Steigrod, incorporated by reference to Exhibit 10.30 of the Company's Quarterly Report on Form 10-Q filed May 14, 1992. **

  10.31 License Agreement dated June 25, 1993 between the Company and the Regents of the University of California, incorporated by reference to the Company's Amendment of Annual Report on Form 10-KSB/A filed November 26, 1993. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934).

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------



  10.34 Warrant for the Purchase of shares of common stock dated July 23, 1993 issued to Vector Securities International, Inc., incorporated by reference to Exhibit 10.34 of the Company's Annual Report on Form 10-KSB filed October 13, 1993.

  10.35 Engagement letter with Vector Securities International, Inc. dated July 23, 1993, incorporated by reference to Exhibit 10.35 of the Company's Annual Report on Form 10-KSB filed October 13, 1993.

  10.36   Amended and Restated Employment Agreement between the Company and
          D. Scott Hagen, dated September 1, 1993, incorporated by reference to Exhibit 10.36 of the Company's Annual Report on Form 10-KSB filed October 13, 1993. **

 10.36.1 Amendment No. 1, dated January 1, 1995, to the Amended and Restated Employment Agreement between the Company and D. Scott Hagen, dated September 1, 1993, incorporated by reference to Exhibit 10.36.1 of the Company's Quarterly Report on Form 10-QSB filed April 28, 1995. **



  10.41 Amendment to 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan adopted December 13, 1993, incorporated by reference to Exhibit 4.9 of the Company's Registration Statement on Form S-8 filed January 28, 1994. **

  10.42 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 13, 1993, incorporated by reference to
          Exhibit 4.8 of the Company's Registration Statement on Form S-8 filed January 28, 1994. **

  10.43 Amendment to Executive Stock Plan adopted December 13, 1993, incorporated by reference to Exhibit 4.7 of the Company's Registration Statement on Form S-8 filed January 28, 1994. **

  10.44 Lease Agreement, dated January 31, 1994, for the Company's facilities in Irvine, California, incorporated by reference to Exhibit 10.44 of the Company's Quarterly Report on Form 10-QSB filed May 16, 1994.

  10.45 Amendment to 1989 Incentive Stock Option, Nonqualified Stock Option and Stock Purchase Plan adopted December 15, 1994, incorporated by reference to Exhibit 4.10 of the Company's Registration Statement on Form S-8 filed February 8, 1995. **

  10.46 Amendment to 1989 Special Nonqualified Stock Option and Stock Purchase Plan adopted December 1994, incorporated by reference to
          Exhibit 4.9 of the Company's Registration Statement on Form S-8.

  10.47 Amendment to Executive Stock Plan adopted September 9, 1994, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed October 13, 1995. **

  10.48 Amendment to the Non-Employee Director Formula Grant Plan, adopted December 15, 1994, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed October 13, 1995. **

  10.49 Settlement Agreement between the Company and Alkermes, Inc., dated October 5, 1995, incorporated by reference to the same numbered Exhibit to the Company's Annual Report on Form 10-KSB filed

EXHIBIT
NUMBER    DESCRIPTION
-------   ----------------------------------------------------------------------

          October 13, 1995. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's Application requesting confidential treatment under Rule
          406 of the Securities Act of 1933).

  10.50 Form of Subscription Agreement entered into with each purchaser of Series C Preferred Stock, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K filed December 22, 1995.



  10.51 Warrant dated December 8, 1995, to purchase 106,195 shares issued to Swartz Investments, Inc., incorporated by reference to Exhibit 4.3 of the Company's Current Report on Form 8-K filed December 22, 1995.



  10.52 Registration Rights Agreement dated December 8, 1995, entered into with purchasers of Series C Preferred Stock and Swartz
          Investments, Inc., incorporated by reference to Exhibit 4.2 of the Company's Current Report on Form 8-K filed December 22, 1995.



  10.53 Warrant dated November 29, 1994, to purchase 35,000 shares issued to Vector Securities International, Inc.



  10.54 Warrant dated January 20, 1995, to purchase 50,000 shares issued to Vector Securities International, Inc.



  10.55 Warrant dated November 30, 1995, to purchase 210,000 shares issued to Vector Securities International, Inc.



   21     Subsidiaries of the Registrant (previously filed).


  23.1    Consent of Stradling, Yocca, Carlson & Rauth (included in Exhibit 5.1)

  23.2    Consent of Ernst & Young LLP.

  24      Power of Attorney (included on Signature Page).

--------------------

  * Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form S-1, No. 33-28284, effective on July 18, 1989.
 **   Indicates management contract or compensatory plan or arrangement.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


For purposes of determining any liability under the Securities Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective; and will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                  SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this Pre-Effective Amendment No. 1 to Post-Effective Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 25 day of January 1996.


                                    CORTEX PHARMACEUTICALS, INC.



                                    By:   /s/ D. Scott Hagen
                                       -----------------------------------------
                                                   D. Scott Hagen
                                    Acting President and Chief Operating Officer





In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature                               Title                       Date
---------                               -----                       ----




                                  Director                            , 1996
------------------------------                              ----------
    Robert F. Allnut






 /s/ Jerome M. Arnold*            Director                  January 25, 1996
------------------------------
    Jerome M. Arnold






/s/ Carl W. Cotman, Ph.D.*        Director                  January 25, 1996
------------------------------
   Carl W. Cotman, Ph.D.






 /s/ Michael G. Grey*             Director                  January 25, 1996
------------------------------
    Michael G. Grey

  /s/ D. Scott Hagen              Acting President and      January 25, 1996
------------------------------    Chief Operating Officer;
     D. Scott Hagen               Vice President and Chief
(Principal Executive Officer;     Financial Officer;
   Principal Financial and        Corporate Secretary
      Accounting Officer)







/s/ Harvey S. Sadow, Ph.D.*       Chairman of the Board     January 25, 1996
------------------------------    and Director
   Harvey S. Sadow, Ph.D.







/s/ Davis L Temple, Jr., Ph.D*.   Director                  January 25, 1996
------------------------------
   Davis L. Temple, Jr., Ph.D.




* By:  /s/ D. Scott Hagen
       ------------------------------
       D. Scott Hagen, Attorney-in-fact

EXHIBIT                                                            SEQUENTIALLY
NUMBER      DESCRIPTION                                            NUMBERED PAGE
--------------------------------------------------------------------------------


    3.1     Restated Certificate of Incorporation dated  April 11,
            1989, as amended on June 27, 1989, April 29, 1991,
            May 1, 1991,  May 22, 1991, November 12, 1992,
            January 11, 1995 and December 8, 1995, incorporated by
            reference to Exhibit 3.1 of the Company's Current
            Report on Form 8-K filed December 22, 1995.                    - -

    3.2     By-Laws of the Company, as currently in effect. *              - -



    5.1     Opinion of Stradling, Yocca, Carlson & Rauth
            (previously filed).                                            - -
   10.2     Consulting Agreement, dated October 30, 1987,
            between the Company and Carl W. Cotman, Ph.D. * **             - -

   10.3     Consulting Agreement, dated as October 30, 1987,
            between the Company and Gary S. Lynch, Ph.D. * **              - -

   10.8     1989 Incentive Stock Option, Nonqualified Stock
            Option and Stock Purchase Plan. * **                           - -

   10.9     1989 Special Nonqualified Stock Option and Stock
            Purchase Plan. * **                                            - -


   10.18    License Agreement, dated February 11, 1991 between
            the Company and Georgia Tech Research Corporation,
            incorporated by reference to Exhibit 10.18 of the
            Company's Amendment on Form 8 filed November 27, 1991
            to the Company's Annual Report on Form 10-K filed
            September 30, 1991. (Portions of this Exhibit are
            omitted and were filed separately with the Secretary
            of the Commission pursuant to the Company's application
            requesting confidential treatment under Rule 24b-2
            under the Securities Exchange Act of 1934).                    - -

   10.19 License Agreement dated March 27, 1991 between the Company and the Regents of the University of California, incorporated by reference to Exhibit 10.19 of the Company's Amendment on Form 8 filed November 27, 1991 to the Company's Annual Report on Form 10-K filed September 30, 1991. (Portions of this Exhibit are omitted and were filed separately with the Secretary of the Commission pursuant to the Company's application requesting confidential treatment under Rule 24b-2 under the Securities

                                    EXH-1

EXHIBIT                                                            SEQUENTIALLY
NUMBER      DESCRIPTION                                            NUMBERED PAGE
--------------------------------------------------------------------------------

            Exchange Act of 1934).                                         - -



   10.28    Amendment to 1989 Incentive Stock Option,
            Nonqualified Stock Option and Stock Purchase Plan
            adopted October 22, 1992, incorporated by reference
            to Exhibit 10.28 of the Company's Annual Report on
            Form 10-K filed September 16, 1992. **                         - -

   10.29    Amendment dated October 6, 1992 to Development and
            License Agreement dated January 7, 1992 between the
            Company and Alkermes, incorporated by reference to
            Exhibit 10.29 of the Company's Annual Report on Form
            10-K filed May 14, 1992.                                       - -
   10.30    Employment Agreement dated February 4, 1993 between
            the Company and Alan A. Steigrod, incorporated by
            reference to Exhibit 10.30 of the Company's Quarterly
            Report on Form 10-Q filed May 14, 1992. **                     - -

   10.31    License Agreement dated June 25, 1993 between the
            Company and the Regents of the University of California, incorporated by reference to the Company's Amendment of Annual Report on Form 10-KSB/A filed November 26,
            1993. (Portions of this Exhibit are omitted and were
            filed separately with the Secretary of the Commission
            pursuant to the Company's application requesting
            confidential treatment under Rule 24b-2 of the
            Securities Exchange Act of 1934).                              - -



                                   EXH-2

EXHIBIT                                                            SEQUENTIALLY
NUMBER      DESCRIPTION                                            NUMBERED PAGE
--------------------------------------------------------------------------------


   10.34    Warrant for the Purchase of shares of common stock
            dated July 23, 1993 issued to Vector Securities
            International, Inc., incorporated by reference to
            Exhibit 10.34 of the Company's Annual Report on Form
            10-KSB filed October 13, 1993.                                 - -
   10.35    Engagement letter with Vector Securities International,
            Inc. dated July 23, 1993, incorporated by reference to
            Exhibit 10.35 of the Company's Annual Report on Form
            10-KSB filed October 13, 1993.                                 - -

   10.36    Amended and Restated Employment Agreement between the
            Company and D. Scott Hagen, dated September 1, 1993,
            incorporated by reference to Exhibit 10.36 of the
            Company's Annual Report on Form 10-KSB filed October 13,
            1993. **                                                       - -

 10.36.1    Amendment No. 1, dated January 1, 1995, to the Amended
            and Restated Employment Agreement between the Company
            and D. Scott Hagen, dated September 1, 1993, incorporated
            by reference to Exhibit 10.36.1 of the Company's Quarterly
            Report on Form 10-QSB filed April 28, 1995. **                 - -



   10.41    Amendment to 1989 Incentive Stock Option, Nonqualified
            Stock Option and Stock Purchase Plan adopted December 13,
            1993, incorporated by reference to Exhibit 4.9 of the
            Company's Registration Statement on Form S-8 filed
            January 28, 1994. **                                           - -

   10.42    Amendment to 1989 Special Nonqualified Stock Option and
            Stock Purchase Plan adopted December 13, 1993,
            incorporated by reference to Exhibit 4.8 of the Company's Registration Statement on Form S-8 filed January 28,
            1994. **                                                       - -

   10.43    Amendment to Executive Stock Plan adopted December 13,
            1993, incorporated by reference to Exhibit 4.7 of the
            Company's Registration Statement on Form S-8 filed
            January 28, 1994. **                                           - -

   10.44    Lease Agreement, dated January 31, 1994, for the
            Company's facilities in Irvine, California, incorporated
            by reference to Exhibit 10.44 of the Company's Quarterly
            Report on Form 10-QSB filed May 16, 1994.                      - -

   10.45    Amendment to 1989 Incentive Stock Option, Nonqualified
            Stock Option and Stock Purchase Plan adopted December 15,
            1994, incorporated by reference to Exhibit 4.10 of the
            Company's Registration Statement on Form S-8 filed
            February 8, 1995. **                                           - -

   10.46    Amendment to 1989 Special Nonqualified Stock Option and
            Stock Purchase Plan adopted December 1994, incorporated
            by reference to Exhibit 4.9 of the Company's Registration
            Statement on Form S-8.                                         - -

   10.47    Amendment to Executive Stock Plan adopted September 9,
            1994, incorporated by reference to the same numbered
            Exhibit to the Company's Annual Report on Form 10-KSB
            filed October 13, 1995. **                                     - -

   10.48    Amendment to the Non-Employee Director Formula Grant
            Plan, adopted

                                   EXH-3

EXHIBIT                                                            SEQUENTIALLY
NUMBER      DESCRIPTION                                            NUMBERED PAGE
--------------------------------------------------------------------------------

            December 15, 1994, incorporated by reference to the same
            numbered Exhibit to the Company's Annual Report on Form
            10-KSB filed October 13, 1995 **                               - -

   10.49    Settlement Agreement between the Company and Alkermes,
            Inc., dated October 5, 1995, incorporated by reference
            to the same numbered Exhibit to the Company's Annual
            Report on Form 10-KSB filed October 13, 1995. (Portions
            of this Exhibit are omitted and were filed separately
            with the Secretary of the Commission pursuant to the
            Company's Application requesting confidential treatment
            under Rule 406 of the Securities Act of 1933).                 - -


   10.50    Form of Subscription Agreement entered into with each
            purchaser of Series C Preferred Stock, incorporated by
            reference to Exhibit 4.1 of the Company's Current
            Report on Form 8-K filed December 22, 1995.                    - -


   10.51    Warrant dated December 8, 1995, to purchase 106,195
            shares issued to Swartz Investments, Inc., incorporated
            by reference to Exhibit 4.3 of the Company's  Current
            Report on Form 8-K filed December 22, 1995.                    - -


   10.52    Registration Rights Agreement dated December 8, 1995,
            entered into with purchasers of Series C Preferred Stock
            and Swartz Investments, Inc., incorporated by reference to
            Exhibit 4.2 of the Company's Current Report on Form 8-K
            filed December 22, 1995.                                       - -


   10.53    Warrant dated November 29, 1994, to purchase 35,000
            shares issued to Vector Securities International, Inc.         - -


   10.54    Warrant dated January 20, 1995, to purchase 50,000
            shares issued to Vector Securities International, Inc.         - -


   10.55    Warrant dated November 30, 1995, to purchase 210,000
            shares issued to Vector Securities International, Inc.         - -


   21       Subsidiaries of the Registrant (previously filed).            ______


   23.1     Consent of Stradling, Yocca, Carlson & Rauth (included
            in Exhibit 5.1)                                               ______

   23.2     Consent of Ernst & Young LLP.                                 ______

   24       Power of Attorney (included on Signature Page).               ______

--------------------
* Incorporated by reference to the same numbered exhibit of the Company's Registration Statement on Form S-1, No. 33-28284, effective on July 18, 1989.
** Indicates management contract or compensatory plan or arrangement.



                                   EXH-4